EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Among

GMX Resources Inc.,
Diamond Blue Drilling Co.,
and
Endeavor Pipeline Inc.,
as the Sellers,

GMXR Acquisition LLC,
as Purchaser,

And

U.S. Bank National Association,
exclusively in its capacity as Trustee and Collateral Agent

Dated as of May 15, 2013

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5.15	Employee Benefit Plans	52
5.16	Joint Venture	54
5.17	Brokers or Financial Advisors	55
5.18	Mineral Leases	55
5.19	Wells	56
5.20	Sale Contracts	57
5.21	Gas Imbalances	57
5.22	Preferential Purchase Rights	57
5.23	Current Commitments	57
5.24	Certain Regulation	57
5.25	Powers of Attorney	58
5.26	Accounts Receivable	58
5.27	Suitability of Purchased Assets and Assets and Properties of the Joint Venture	58
5.28	Insurance and Bonds	58
5.29	Affiliate Transactions	58
5.30	Sellers as a Debtor in Possession; No Trustee	59
5.31	Purchaser Membership Interests	59
5.32	DISCLAIMERS	59

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		60
6.1	Organization and Good Standing	60
6.2	Authorization of Agreement	60
6.3	Conflicts; Consents of Third Parties	61
6.4	Litigation	62
6.5	Brokers or Financial Advisors	62
6.6	No Other Representations or Warranties; Condition of the Business	62
6.7	Continuity of Business Enterprise	62
6.8	Purchaser Membership Interests	62

ARTICLE VII BANKRUPTCY COURT MATTERS		63
7.1	Competing Transaction	63
7.2	Bankruptcy Court Filings	63

ARTICLE VIII COVENANTS		64
8.1	Access and Information	64
8.2	Actions Pending the Closing	65
8.3	Consents and Permits	69
8.4	Further Assurances	69
8.5	Publicity	70
8.6	Notification of Certain Matters	70
8.7	Intellectual Property Record Title	71
8.8	Casualty and Insurance	71
8.9	Use of Names	72
8.10	Confidentiality	72

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8.11	Employee Matters	73
8.12	Tax Matters	75
8.13	Cooperation	77
8.14	Release of Liens	77
8.15	Purchaser Financing Cooperation	77
8.16	Successor Operator	78
8.17	Title Defects	78
8.18	Environmental Defects	78
8.19	Preferential Purchase Rights and Consents to Assign	79
8.20	Suspense Accounts	80
8.21	Waiver of Bulk Sales Laws	80
8.22	Avoidance Actions	80
8.23	Disbursing Agreement	80

ARTICLE XI CONDITIONS TO CLOSING		80
9.1	Conditions Precedent to Obligations of Purchaser	80
9.2	Conditions Precedent to Obligations of the Sellers	81
9.3	Conditions Precedent to Obligations of the Trustee	82
9.4	Conditions Precedent to Obligations of the Purchaser, the Sellers and the Trustee	82
9.5	Frustration of Closing Conditions	83

ARTICLE X TAXES		83
10.1	Transfer Taxes	83
10.2	Purchase Price Allocation	83
10.3	Certain Periodic Non-Income Taxes	84
10.4	Cooperation and Audits	85

ARTICLE XI MISCELLANEOUS		85
11.1	No Survival of Representations and Warranties	85
11.2	Expenses	85
11.3	Injunctive Relief	86
11.4	Submission to Jurisdiction; Consent to Service of Process	86
11.5	Waiver of Right to Trial by Jury	87
11.6	Entire Agreement; Amendments and Waivers	87
11.7	Governing Law	87
11.8	Notices	88
11.9	Severability	89
11.10	Assignment	90
11.11	Non-Recourse	90
11.12	Counterparts	91
11.13	No Presumption	91
11.14	Matters Related to the Trustee	91
Exhibit A	-

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Exhibit B	-
Exhibit C	-
Exhibit D	-
Exhibit E	-

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ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 15, 2013 (the “Effective Date”), among GMXR Acquisition LLC, a Delaware limited liability company (“Purchaser”), GMX Resources Inc., an Oklahoma corporation (the “Company”), each of the Company’s subsidiaries listed on the signature pages hereto (together with the Company, each a “Seller” and, collectively, the “Sellers”), and U.S. Bank National Association, exclusively in its capacity as Trustee and Collateral Agent for the First Lien Lenders (as defined below) (the “Trustee”).
RECITALS:
A.The Sellers are debtors and debtors in possession under title 11 of the United States Code, 11 U.S.C. §§101, et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on April 1, 2013 (the “Petition Date”) in the United States Bankruptcy Court for the Western District of Oklahoma (the “Bankruptcy Court”), where the Sellers’ bankruptcy cases are being jointly administered under Case No. 13-11456 (SAH) (collectively, the “Bankruptcy Case”).
B. The Sellers are engaged in the business of onshore oil and natural gas exploration, development and production in the United States of America, including East Texas, Louisiana, Wyoming, North Dakota and Montana, and the business of gathering and disposing of salt water produced from such oil and gas wells, and the Joint Venture (as defined below) is engaged in the business of gathering, compressing and delivering Hydrocarbons (as defined below) in East Texas (such business as conducted by the Sellers on their own behalf and as the contractual operator of the Joint Venture, the “Business”).
C.The parties intend that the Asset Sale (as defined below) be treated as a reorganization within the meaning of section 368(a)(1)(G) of the Code (as defined below).
D.As of the Effective Date, the Trustee, as agent for the First Lien Lenders, holds 100% of the membership interests in Purchaser.
E.Subject to the terms and conditions set forth herein, Purchaser has agreed to purchase, and the Sellers have agreed to sell, the Purchased Assets, which are substantially all of the assets comprising the Business free and clear of all Liens (other than Permitted Liens), in exchange for the issuance by Purchaser to the Sellers of the Purchaser Membership Interests (as defined below) and the Purchaser Note (as defined below) and the transfer by the Trustee to the Sellers of the Specified Membership Interest (as defined below) (the “Asset Sale”), in accordance with sections 363 and 365 of the Bankruptcy Code.
F.The Trustee, acting at the direction of the Required Lenders, desires to credit bid the Credit Bid Obligations (as defined below) in exchange for the transfer by the Sellers to the Disbursing Agent (as defined below), as agent for the First Lien Lenders (and, if any of the DIP Obligations (as defined below) are included in the Credit Bid Amount (as defined below), as agent for the DIP Lenders (as defined below)), of the Purchaser Membership Interests and the Specified Membership Interest (which together shall represent 100% of the membership interests in Purchaser), free and clear of all Liens other than those set forth in the operating agreement governing Purchaser, and the Purchaser Note, free and clear of all Liens, received by the Sellers pursuant to the Asset Sale.
G.In connection with the credit bid of the Credit Bid Obligations described in Recital F above, each First Lien Lender’s interest in the Indenture Obligations and each DIP Lender’s interest in the DIP Obligations, to the extent included in the Credit Bid Amount (in each case, up to the Credit Bid Amount), will be converted into the right to receive membership interests in Purchaser and an interest in the Purchaser Note, and the Disbursing Agent shall distribute the Purchaser Membership Interests and the Specified Membership Interest (which together shall represent 100% of the membership interests in Purchaser) and the Purchaser Note to the First Lien Lenders or their designated Affiliates (and, if any of the DIP Obligations are included in the Credit Bid Amount, to the DIP Lenders or their designated Affiliates) pursuant to this Agreement and the Disbursing Agreement (as defined below).
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, have the meanings specified in this Section 1.1 or in other Sections of this Agreement identified in Section 1.2:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Assignment of Mineral Leases; Mineral Deed and the Assignment of Other Real Property Leases.
“Assignment and Assumption Agreement” means one or more Assignment and Assumption Agreements to be executed by the Sellers and Purchaser on the Closing Date, substantially in the form attached hereto as Exhibit A; provided, that such form may be modified by the Sellers and Purchaser to comply with the requirements of any applicable Laws in the jurisdiction in which the Purchased Assets or Assumed Liabilities are located.
“Assignment of Mineral Leases; Mineral Deed” means, collectively, (i) one or more Mineral Deeds, (ii) one or more Royalty Deeds and (iii) one or more Assignments of Oil, Gas and Mineral Leases and Bills of Sale to be executed by the Sellers and Purchaser on the Closing Date, substantially in the forms attached hereto as Exhibit B; provided, that such forms may be modified by the Sellers and Purchaser to comply with the requirements of any applicable Laws in the jurisdiction in which the Purchased Assets are located.
“Assignment of Other Real Property Leases” means one or more Assignments of Other Real Property Leases to be executed by the Sellers and Purchaser on the Closing Date, substantially in the form attached hereto as Exhibit C; provided, that such form may be modified by the Sellers and Purchaser to comply with the requirements of any applicable Laws in the jurisdiction in which the Purchased Assets are located.
“Assumed Accounts Payable” means all Liabilities for accrued expenses and accounts payable of the Business with respect to those suppliers and vendors set forth on a list made available to Purchaser; provided, that such list may be updated pursuant to the mutual written agreement of Purchaser and the Sellers prior to the Closing Date.
“Avoidance Action” means any claim, right of recovery or cause of action of Sellers arising under sections 544 through 553 of the Bankruptcy Code.
“Bidding Procedures Order” means an Order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit D that, among other things, (i) establishes procedures for an auction process to solicit competing bids in accordance with the terms and subject to the conditions of such Order and (ii) approves the reimbursement of expenses on the terms and conditions set forth in Section 11.2.
“Bill of Sale” means one or more Bills of Sale to be executed by the Sellers and Purchaser on the Closing Date, substantially in the form attached hereto as Exhibit E; provided, that such form may be modified by the Sellers and Purchaser to comply with the requirements of any applicable Laws in the jurisdiction in which the Purchased Assets are located.
“Business Day” means any day that is not a Saturday, a Sunday or other day of the year on which banking institutions in New York City are required or authorized by Law to be closed.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, instrument, license, lease, purchase order or other legally binding agreement) whether written or oral.
“Credit Bid Obligations” means the aggregate amount of the portion of the DIP Obligations, if any, and the portion of the Indenture Obligations that are included in the Credit Bid Amount pursuant to Sections 3.1(a) and 3.1(b).
“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied under sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Purchased Contract to Purchaser as provided herein.
“Dataroom” means the electronic data room maintained for Project GMX by RR Donnelley, to the extent made available to Purchaser.
“Defensible Title” means such title of the applicable Seller to each Purchased Asset that, subject to and except for Permitted Liens:
(i) with respect to any Well, the applicable Seller owns an undivided interest in such Well and interests in Mineral Leases covering lands upon which such Well is located, or within a unit in which such Well is located, which after giving effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations and after taking into account all Lease Burdens, (a) entitle such Seller to a share (expressed as a decimal) of all Hydrocarbons produced from such Well throughout the duration of the productive life of such Well which is not less than the Net Revenue Interest set forth on Section 1.1(b) of the Seller Disclosure Schedule in connection with the description of such Well, except for (1) decreases in connection with those operations from and after the Effective Date in which such Party may be a nonconsenting co-owner and (2) decreases resulting from the establishment or amendment of pools or units and North Dakota Industrial Commission (“NDIC”) assessment of risk penalties established from and after the Effective Date, and (b) obligate such Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Well not greater than the Working Interest set forth on Section 1.1(b) of the Seller Disclosure Schedule in connection with the description of such Well, without increase throughout the productive life of such Subject Well, except (1) for increases that are accompanied by at least a proportionate increase in the Seller Entities’ Net Revenue Interest, (2) for increases resulting from contribution requirements with respect to defaults by co-owners under applicable operating agreements and (3) as otherwise set forth on Section 1.1(c) of the Seller Disclosure Schedule;
(ii) with respect to any Undeveloped Lease, is owned beneficially and of record by a Seller Entity;

(iii) is not subject to an adverse claim that would interfere with the ownership, use, operation or value of the Purchased Assets; and
(iv) is otherwise free and clear of all Liens.
“DIP Agent” means Cantor Fitzgerald Securities, in its capacity as administrative and collateral agent under the DIP Credit Agreement.
“DIP Credit Agreement” means that certain Superpriority Debtor In Possession Credit and Guaranty Agreement dated as of April 4, 2013, among the Company, its debtor subsidiaries, the lenders party thereto and the DIP Agent.
“DIP Lenders” means the lenders party to the DIP Credit Agreement.
“DIP Obligations” means, as of any date of determination, the aggregate amount of the obligations then outstanding and owing under the DIP Credit Agreement.
“DIP Orders” means the interim and final orders of the Bankruptcy Court approving the Sellers’ entry into the DIP Credit Agreement.
“Disbursing Agent” means U.S. Bank National Association, exclusively in its capacity as disbursing agent under the Disbursing Agreement.
“Disbursing Agreement” means the Disbursing Agreement to be entered into by and between Purchaser, the Required Lenders, the Trustee and the Disbursing Agent on or prior to the Closing Date, which for the avoidance of doubt shall be reasonably satisfactory in form and substance to the Required Lenders and the Trustee.
“DOL” means the U.S. Department of Labor.
“Employee” means any employee of any Seller.
“Employee Benefit Plans” means (i) all “employee benefit plans”, as defined in section 3(3) of ERISA (whether or not such plan is subject thereto), (ii) all employment, consulting or other individual compensation Contracts, and (iii) all bonus or other incentive, equity or equity-based compensation, deferred or other compensation, profit sharing, pension, change-in-control, severance pay, separation, retention, sick leave, vacation pay, day or dependent care, salary continuation, disability, hospitalization, medical, life insurance, retiree healthcare, retiree life insurance, other retirement, scholarship, legal services, cafeteria, life, health, accident, disability, workers’ compensation, paid time off, fringe benefit or other insurance or employee benefit programs, plans, policies or arrangements, whether written or oral, single employer, multiemployer or multiple employer, or whether for the benefit of a single individual or more than one individual, as to which any Seller or any of its ERISA Affiliates contributes, has an obligation to contribute, or has any Liability, contingent or otherwise, with respect to, or otherwise provides to, any current or former Employee or Service Provider.
“Environmental Defect” means (a) any violation of, or condition or circumstance giving rise to liability under, any Environmental Law on any Real Property or with respect to any Purchased Asset, or which arises from the ownership, record keeping, construction, maintenance, repair or operation thereof; or (b) any condition or circumstance with respect to any Real Property or Purchased Asset, or the ownership, record keeping, construction, maintenance, repair or operation thereof, which could (with notice or the lapse of time or both) result in or give rise to, any violation of Environmental Law or any Environmental Liabilities and Obligations.
“Environmental Law” means any Law or Order in effect at the relevant date or for the relevant period relating to the protection of health or the environment (including ambient air, indoor air, surface water, groundwater, land surfaces, sediment or subsurface strata) or natural resources, Releases of or exposure to Hazardous Material or the handling, generation, treatment, transportation, storage, use, arrangement for disposal or disposal, manufacture, distribution, formulation, packaging or labeling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §§ 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.) the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136, et seq.), , and the regulations promulgated pursuant thereto and analogous State and local Laws.
“Environmental Liabilities and Obligations” means all Liabilities arising from any impairment or damage to the environment (including ambient air, indoor air, surface water, groundwater, land surfaces, sediment or subsurface strata) or natural resources, failure to comply with Environmental Laws, or the Release of or exposure to Hazardous Materials: (a) in connection with the prior or ongoing ownership or operation of the Business; or (b) on, in, under, to or from the Real Property or any other real property currently or formerly owned, operated, occupied or leased in connection with the ongoing or prior ownership or operation of the Business, including Liabilities related to: (i) the handling, generation, treatment, transportation, storage, use, arrangement for disposal or disposal, manufacture, distribution, formulation, packaging or labeling of Hazardous Materials; (ii) the Release of or exposure to Hazardous Materials; (iii) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; and (iv) any other obligations imposed under Environmental Laws with respect to the Business or the Real Property; and (v) all other damages and losses arising under applicable Law as a result of any of the matters identified in clauses (i) – (iv) of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate of any Seller and any other entity that, together with the Seller, would be treated as a single employer under section 4001 of ERISA or section 414 of the Code.
“ERISA Affiliate Liability” means any actual or contingent Liability of any Seller under or in respect of any Employee Benefit Plan pursuant to section 414 of the Code or section 4001(b)(1) of ERISA as a result of such Seller being treated as a single employer under section 414 of the Code or section 4001 of ERISA prior to the Closing Date with respect to any other Person.
“Excess Retained Cash” means the amount of any Retained Cash that is not utilized by the Sellers for the purposes set forth in Section 2.2(d).
“Excluded Contracts” means any Contract related to the Business to which one or more Seller Entities is a party that (i) is set forth on Section 1.1(d) of the Seller Disclosure Schedule, as such Section of the Seller Disclosure Schedule may be updated by Purchaser from time to time following the Effective Date (including pursuant to Section 2.6), or (ii) has been rejected by the Sellers following the Effective Date pursuant to section 365 of the Bankruptcy Code or that is the subject of a pending motion to reject before the Bankruptcy Code under section 365 of the Bankruptcy Code.
“Excluded Employee Liabilities” means each of the following:
(a)    any Seller’s or any of its Affiliates’ obligations to contribute to, make payments with respect to or provide benefits under any Employee Benefit Plan, including (i) any arrangement that provides severance-type, stay or retention pay or change-in-control payments or benefits (other than with respect to any severance obligations to Transferred Employees due to eligible terminations of employment incurred after the Closing Date), (ii) any and all other Liabilities under the Transferred Benefit Plans arising prior to the Closing Date, except to the extent the assets are transferred under the related trust or insurance policy and (iii) the 2012 Long-Term Incentive Awards granted under the GMX Resources Inc. Amended and Restated 2008 Long-Term Incentive Plan, (iv) any arrangement with Ken L. Kenworthy, Jr. regarding his service and/or compensation, (v) any retention, severance or other arrangement established pursuant to section 503(c) of the Bankruptcy Code, and (vi) the Short-Term Bonus Agreements between the Company and certain employees and directors, dated as of March 14, 2012;
(b)    any and all Liabilities arising out of, relating to or resulting from any Legal Proceeding with respect to any current or former Employee or Service Provider relating to his/her employment or services, or termination of employment or services, with any Seller or any of its Affiliates;
(c)    any and all Liabilities arising out of, relating to or resulting from any defined benefit pension plans, defined contribution plans, post-employment health (other than as required by COBRA), welfare or death benefits (and associated Liabilities), or any ERISA Affiliate Liability;
(d)    any and all Liabilities arising out of, relating to, or resulting from the withdrawal and/or cessation of Transferred Employees or other Employees or Service Providers from participation in any Employee Benefit Plan, including, if applicable, pursuant to section 4062(e) of ERISA;
(e)    any and all Liabilities arising out of, relating to, or resulting from any Employees or Service Providers who do not become Transferred Employees (including any Employee who does not accept an offer of employment with Purchaser), or any applicant with respect to potential employment with any Seller or any of its Affiliates; and
(f)    any and all other Liabilities arising out of, relating to or resulting from any current, former or prospective Employees (whether or not any such Employee becomes a Transferred Employee (including any Employee who does not accept an offer of employment with Purchaser)) with respect to their employment or termination of employment with any Seller or any of its Affiliates, including: (i) payments or entitlements that any Seller or any of its Affiliates may owe or have promised to pay to any current, former or prospective Employee, including wages, other remuneration, holiday, bonus, severance pay (statutory or otherwise), commissions, Taxes, or insurance premiums, (ii) any and all Liabilities relating to any employment agreement or Contract, any current, former or negotiated collective bargaining agreement, or the employment practices of any Seller or any of its Affiliates, (iii) any and all Liabilities under the WARN Act relating to actions, inactions or practices of any Seller or any of its Affiliates on or prior to the Closing Date (including, for the avoidance of doubt, any reduction in force programs initiated prior to the Closing Date, even if any employment losses resulting from such reduction in force programs occur on or after the Closing Date), and (iv) any and all Liabilities relating to workers’ compensation claims and occupational health claims against any Seller or any of its Affiliates for accidents or injuries occurring on or prior to the Closing, if any.
“Executory Contracts” means any executory Contract related to the Business to which one or more Seller Entities is a party and that is set forth on Section 1.1(e) of the Seller Disclosure Schedule, as such Section of the Seller Disclosure Schedule may be updated by Purchaser from time to time following the Effective Date (including pursuant to Section 2.6).
“Excluded Wells” means the wells that are set forth on Section 2.2(h) of the Seller Disclosure Schedule, to the extent that the exclusion of such wells is permitted by applicable Law and any applicable Contracts (including, for the avoidance of doubt, any joint operating agreements). If, in the sole judgment of Purchaser, applicable Law and/or any applicable Contracts do not permit the exclusion of any such well, then such well shall be removed from Section 2.2(h) of the Seller Disclosure Schedule and shall be designated as a

Purchased Asset and deemed to be a Purchased Asset for all purposes under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby.
“First Lien Lenders” means the holders of the Senior Secured Notes Series A due 2017 and Senior Secured Notes Series B due 2017 issued, in each case, pursuant to the Pre-Petition Senior Secured Indenture.
“GAAP” means generally accepted accounting principles in the United States, applied throughout the specified period and the immediately prior comparable period in a manner consistent with the Sellers’ historical accounting policies.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, whether foreign, federal, tribal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.
“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under any provision of Environmental Law or for which Liability can be imposed under any Environmental Law.
“Hydrocarbons” means oil, gas and other gaseous and/or liquid hydrocarbons or any combination of the foregoing or fractions thereof.
“Inactive Employees” means Offered Employees who are (i) on a Seller-approved leave of absence on the Closing Date as a result of military service, pregnancy or parental leave, disability leave, medical leave, jury duty or any leave provided under applicable Law and (ii) expected to return to work in the time permitted for such leave under applicable Law and, for any other leave, in accordance with the terms of such leave but not longer than one hundred twenty (120) days following the Closing Date.
“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations relating to the foregoing that would be payable in connection with the repayment of the foregoing; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indenture Obligations” means, as of any date of determination, the aggregate amount of the obligations then outstanding and owing under the Pre-Petition Senior Secured Indenture.
“Intellectual Property” means all worldwide intellectual property and rights, title and interests arising from or in respect of the following: all (i) industrial design registrations and applications therefore, utility models, patents and patent applications (including provisional applications), including continuations, divisionals, continuations in-part, reexaminations and reissues, extensions, renewals and any patents that may be issued with respect to the foregoing (collectively, “Patents”); (ii) trademarks, service marks, certification marks, collective marks, trade names, business names, slogans, acronyms, forms of advertisement, assumed names, d/b/a’s, fictitious names, trade dress, logos, designs, devices, signs, symbols, design rights including product design, configuration and packaging rights, internet domain names, icons, symbols or designations, corporate names, and general intangibles of a like nature and other indicia of identity, origin or quality, whether registered, unregistered or arising by Law, and all applications, registrations, and renewals for any of the foregoing, together with the goodwill associated with and symbolized by each of the foregoing (collectively, “Trademarks”); (iii) published and unpublished works of authorship in any medium, whether copyrightable or not, whether in final form or not, in all media now known or hereafter created, including writings, graphics, artworks, photographs, compositions, sound recordings, motion pictures and audiovisual works, databases and other compilations of information, computer software, mobile and internet applications and content, source code, object code, algorithms, and other similar materials, all packaging, advertising and promotional materials related to the products, and all copyrights and moral rights therein and thereto, and registrations and applications therefor, and all issuances, renewals, extensions, restorations and reversions thereof, in each case, whether registered or not (collectively, “Copyrights”); and (iv) confidential or proprietary information, inventions and invention disclosures (whether patentable or not and whether or not reduced to practice), improvements, unregistered designs, trade secrets, and know-how, including methods, processes, procedures, business plans, strategy, marketing data, marketing studies, advertisements, schematics, concepts, software and databases (including source code, object code and algorithms), formulae, and compositions, drawings, prototypes, models, discoveries, technology, research and development and customer information and lists (collectively, “Trade Secrets”), together with all rights of action and remedies for past, present and future infringement of any of the foregoing Intellectual Property.
“Intellectual Property License” means (i) any Contract that contains any grant by any Seller Entity to any third Person of any right to use, publish, perform or exploit any of the Purchased Intellectual Property, and (ii) any Contract (other than a Contract concerning the licensing of generally commercially available software, including “shrink‑wrap” and “click‑wrap” licenses) that contains any grant by any third Person to any Seller Entity of any right to use, modify, copy, publish, perform or exploit any Intellectual Property of such third Person concerning or relating to the Business (part (ii) of this definition, “Inbound Licenses”).
“IRS” means the Internal Revenue Service.
“Joint Venture” means Endeavor Gathering, LLC., a Delaware limited liability company, whose membership interests are sixty percent (60%) owned by the Company and forty percent (40%) owned by Kinder Morgan Endeavor LLC.
“Knowledge of Sellers” means the actual knowledge of those persons, after reasonable due inquiry, identified on Section 1.1(f) of the Seller Disclosure Schedule.
“Labor Laws” means any Laws relating to employment, employment standards and practices, employment of minors, employment discrimination, immigration, workplace health and safety, labor relations, tax withholding, wages, hours, family and medical and other leave of absence, workplace insurance or pay equity.
“Law” means any law, statute, regulation, rule, code, decree, constitution, ordinance, treaty, rule of common law, decree, directive, policy or other requirements administered or enforced by or on behalf of, any Governmental Body, including any Order.
“Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Mineral Leases or production therefrom.
“Leased Real Property” means the property subject to the Mineral Leases and the Other Real Property Leases.
“Legal Proceeding” means any claim, demand, litigation, action, cause of action, suit, audit, dispute, review, hearing, charge, indictment, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Body or arbitration or other similar dispute resolution proceeding.
“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, Tax, expense, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, determined or undeterminable, on or off balance sheet, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third party claims.
“Lien” as applied to any Person means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, security interest, claim, encumbrance, covenant, condition, encroachment or other survey defect, charge, pledge, easement, instrument, preference, priority, option, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer or use), any other right of a third party (including purchase rights, rights of first offer or refusal and drag or tag along rights) or any other interest in property, of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown, whether imposed by Law, Contract or otherwise.
“Multiemployer Plan” means a plan as defined in section 3(37) of ERISA or section 4001(a)(3) of ERISA.
“Net Revenue Interest” means, with respect to any Person, the interest of such Person in and to all Hydrocarbons produced, saved, and sold from or allocated to a Mineral Lease or Well after giving effect to all Lease Burdens measured by, or payable out of production therefrom, and not reduced by the volumetric over-riding royalty interests owned by EDF Trading North America LLC related to the volumetric production payment transaction executed December 8, 2011.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“PBGC” means the U.S. Pension Benefit Guaranty Corporation.
“Permits” means any approvals, authorizations, consents, franchises, licenses, permits, waivers, operating permits, easements, qualifications, grants, concessions, exceptions, rulings, waivers, variances, registrations, certificates or other forms of permission, exemptions, plans and the like, of any Governmental Body.
“Permitted Liens” means:
(i)    Lease Burdens which do not reduce Seller Entities’ Net Revenue Interest in any Well to less than that described in Section 1.1(b) of the Seller Disclosure Schedule;
(ii)    (A) the Assumed Liabilities, including operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements which are disclosed on any Schedule hereto, and (B) such similar agreements if not required by the terms of this Agreement to be disclosed on any Schedule hereto, that (1) contain terms and conditions that would be acceptable to a reasonable, prudent operator in the area where the Well affected thereby is located, (2) do not reduce Seller Entities’ Net Revenue Interest in any Well to less than that described in Section 1.1(b) of the Seller Disclosure Schedule or increase the applicable Seller Entities’ Working Interest in any Well above that shown Section 1.1(b) of the Seller Disclosure Schedule, without a proportionate increase in the Net Revenue Interest of such Seller Entity, (3) all amounts due and payable by Seller Entities thereunder have been paid, or will be paid at or prior to Closing; and (4) Seller Entities are not in material default thereunder;
(iii)    regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not materially detract from the value or materially increase the cost of operation of the Well affected thereby or otherwise adversely affect the operation thereof;
(iv)    consents to assignment required from state and federal governments, Indian tribes and similar authorities that customarily are obtained following the delivery of an assignment;
(v)    conventional rights of reassignment obligating Seller Entities to reassign or offer to reassign its interest in any Mineral Lease prior to a release or abandonment of such Mineral Lease;
(vi)    Preferential Purchase Rights that are waived or for which the time for exercise has lapsed prior to the Closing;
(vii)    title to a Mineral Lease or Well being held of record by a farmor or third party under a binding contractual obligation to assign such Mineral Lease or Well to Seller, but only where the assignment is not yet due;
(viii)    liens, charges, encumbrances and irregularities in title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the ownership of Seller Entities in or the receipt of production revenues from the Well affected thereby;
(ix)    all defects, exceptions, restrictions, easements, rights of way and encumbrances that do not prevent or adversely affect operations as currently conducted on the Purchased Assets or that are disclosed in policies or commitments of title insurance which have been provided to Purchaser;

(x)    statutory Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established in accordance with GAAP on the Public Financial Statements consistent with past practices;
(xi)    zoning, entitlement and other land use by any Governmental Body provided that such regulations have not been violated;
(xii)    title of a lessor under a capital or operating lease if such lease is a Purchased Contract;
(xiii)    any other minor imperfections in title, charges, easements, restrictions, licenses and encumbrances not interfering with the ordinary course of business and which would not and would not reasonably be expected to, whether individually or in the aggregate, have a material adverse effect on the value of the Purchased Assets and the present use or operation of such Purchased Assets; provided, that, in the case of each of clauses (i) - (xiii), none of such items secures any Indebtedness or Excluded Liabilities;
(xiv)    Liens for Taxes that constitute Assumed Liabilities; and
(xv)    any Liens that will be released by the Sale Order.
“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pre-Petition Senior Secured Indenture” means that certain Indenture, dated as of December 19, 2011, as amended on December 7, 2012, among the Company, as Issuer, the other Debtors as Guarantors thereunder and U.S. Bank National Association, as Trustee and Collateral Agent, pursuant to which the Senior Secured Notes Series A due 2017 and Senior Secured Notes Series B due 2017 were issued.
“Pre-Petition Senior Secured Indenture Documents” means the Pre-Petition Senior Secured Indenture and all other security agreements and other agreements, documents and instruments executed pursuant thereto, as each may be amended, restated, supplemented, or modified from time to time.
“Preferential Purchase Right” means any enforceable preferential purchase right, right of first refusal, right of first offer or similar right that is exercisable by any Person in respect of any Purchased Asset(s) in connection with the consummation of the transactions contemplated hereby.
“Purchased Contracts” means any Contract related to the Business to which one or more Seller Entities is a party and that (i) is unexpired as of the Closing Date (including those Contracts that have been previously unrenewed); (ii) has not been rejected (or is not the subject of a pending rejection motion) by the Sellers; and (iii) is not an Excluded Contract. For the avoidance of doubt, the Purchased Contracts shall include all Other Real Property Leases, and Executory Contracts.
“Purchased Intellectual Property” means any and all Intellectual Property owned by any Seller Entity including all rights of action and remedies for past, present and future infringements thereof.
“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts, occurrence or circumstance (regardless of whether such event, change, effect, condition, state of facts, occurrence or circumstance constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts, occurrence or circumstance, a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or to perform their respective obligations under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or, to the extent applicable, with respect to all proceedings incident thereto (including the Bankruptcy Case).
“Purchaser Membership Interests” means the Class A Common Units representing 99.9999% of the membership interest in Purchaser to be issued by Purchaser to the Sellers in connection with the Asset Sale.
“Purchaser Note” means one or more promissory notes evidencing indebtedness of Purchaser on terms to be determined by Purchaser, the Trustee and the Required Lenders prior to the Closing Date.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into or through the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.
“Representative” means, with respect to any Person, any and all directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents, including potential financing sources of such Person.

“Required Lenders” means the holders of a majority in aggregate principal amount of the Senior Secured Notes Series A due 2017 and Senior Secured Notes Series B due 2017 issued, in each case, pursuant to the Pre-Petition Senior Secured Indenture.
“Sale Hearing” means the hearing before the Bankruptcy Court held pursuant to the Bidding Procedures Order to determine the highest or best bid for the Purchased Assets and to approve the sale of the Purchased Assets.
“Sale Order” means an order entered by the Bankruptcy Court:
(i)    that was on appropriate notice to all parties entitled to notice of the motion to approve the sale of the Purchased Assets, this Agreement or the transactions contemplated hereby;
(ii)    that is not subject to a stay pending appeal;
(iii)    that is in form and substance acceptable to Purchaser, the Trustee and the Required Lenders; and
(iv)    that provides, at least, the following: (a) approval of this Agreement, (b) authorization of the sale of the Purchased Assets to Purchaser pursuant to this Agreement and sections 363 and 365 of the Bankruptcy Code free and clear of all Liens and all Liabilities of any kind or nature whatsoever, whether at law or in equity, including without limitation, free and clear of any rights or claims based on theories of transferee or successor liability under any applicable Law, whether arising before or after the filing of the petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date, save and excepting only those Liabilities expressly assumed by Purchaser in writing under this Agreement and Permitted Liens; (c) Purchaser has acted in “good faith” within the meaning of and is entitled to the protections of section 363(m) of the Bankruptcy Code; (d) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (e) authorization of the assumption and assignment of the Purchased Contracts pursuant to sections 363 and 365 of the Bankruptcy Code; and (f) this Agreement and the transactions contemplated hereby may, subject to the terms set forth herein, be specifically enforced against and binding upon, and not subject to rejection or avoidance by any Seller Entity or their respective estates or any chapter 7 or chapter 11 trustee of the Sellers or other representative of their respective estates.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Filings” means reports, including schedules and exhibits thereto, filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended, together with the Form 8-K dated May 13, 2013 filed with the SEC and the Company’s unaudited financial statements as of and for the year ended December 31, 2012 furnished as an exhibit thereunder.
“Seller Disclosure Schedule” means the disclosure schedule delivered by the Company to Purchaser on the date hereof.
“Seller Entities” means the Sellers, all controlled Affiliates of the Sellers and all predecessors of the foregoing, excluding the Joint Venture.
“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts, occurrence or circumstance (regardless of whether such event, change, effect, condition, state of facts, occurrence or circumstance constitutes a breach of any representation, warranty or covenant of the Sellers hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts, occurrences or circumstances, (i) a material adverse effect on or a material adverse change in or to the Business (including its results of operations or financial condition) or the Purchased Assets, considered as a whole, (ii) a material adverse change on or a material adverse change in or to the ability of the Sellers to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or to perform their obligations under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or, to the extent applicable, with respect to all proceedings incidental thereto (including the Bankruptcy Case), or (iii) the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby, other than in the case of clauses (i) and (iii), any such event, change, effect, condition, state of facts, occurrence or circumstance resulting from: (a) any change in the United States or foreign economies or financial markets in general; (b) any change that generally affects the Hydrocarbons exploration, production, gathering, transportation or processing industries generally; (c) reclassifications or recalculations of Hydrocarbon reserves in the ordinary course of business; (d) changes in the price of Hydrocarbons; (e) natural declines in well performance; (f) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (g) any change in applicable Laws or accounting rules, in each case only to the extent occurring after the date of this Agreement; (h) any effect resulting from the public announcement of this Agreement; and (i) the filing of the Bankruptcy Case or a Seller’s inability to pay certain obligations as a result of the filing of the Bankruptcy Case (including the failure or delay of vendors to deliver goods or to provide services without a reasonable assurance of payment therefor) or from Orders of the Bankruptcy Court; provided, however, that the foregoing clauses (a), (b), (c), (d), (e), (f) and (g) shall not apply if such event, change, effect, condition, state of facts, occurrence or circumstance has had or would reasonably be expected to have, individually or when considered with any other events, changes, effects, conditions, state of facts, occurrences or circumstances, a disproportionate effect on the Business (including its results of operations or financial condition) or the Purchased Assets, considered as a whole, compared to other Persons which operate in the same industry in which the Sellers operate (in which case such event, change, effect, condition, state of facts, occurrence or circumstance shall be taken into account in determining whether there has been a Seller Material Adverse Effect).
“Service Provider” means any recurring consultant or independent contractor who has been performing services pursuant to oral agreement that can be cancelled without penalty, of any Seller or the Joint Venture, excluding trade vendors.
“Specified Membership Interest” means the Class A Common Unit that will be transferred to the Sellers in connection with the Asset Sale and that, upon the issuance of the Purchaser Membership Interests to the Sellers, will represent 0.0001% of the membership interest in Purchaser.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.
“Summit Escrow Amount” means the amount of cash proceeds that the Company is entitled to receive upon the release of funds from the escrow account maintained by First Fidelity Bank pursuant to the Summit Purchase Agreement and the Escrow Agreement entered into by and between Summit Energy, LLC, the Company and Fidelity Bank pursuant to the Summit Purchase Agreement.
“Summit Purchase Agreement” means that certain Purchase and Sale Agreement, by and between Summit Energy, LLC and the Company, dated October 1, 2012.
“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.
“Taxes” means (i) all federal, state, local or foreign taxes, charges, levies, fees, imposts, assessments or similar governmental charges, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, escheat, unemployment, excise, severance, stamp, occupation, property and estimated taxes; (ii)  any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under section 1502 of the Code, or by contract, indemnity or otherwise; and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).
“Title Defect” means any Lien, defect or other matter that causes a Seller Entity not to have Defensible Title.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“Undeveloped Leases” means Mineral Leases which are not, as of the Effective Date, producing or capable of producing in paying quantities and which will expire upon expiration of the primary term or, if applicable, any optional extension of the primary term of such lease if (a) production in paying quantities is not established prior to the expiration of the primary term or, if applicable, any optional extension of the primary term of such lease, or (b) operations to extend the primary or, if applicable, any optional extension of the primary term thereof are not commenced and in progress at the expiration of such primary term or extension thereof.
“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) and any similar Law.
“Working Interest” means, with respect to any Person, the interest of such Person in and to a Mineral Lease or Well that is burdened with the obligation to bear and pay costs and expenses of drilling, completion, maintenance, development, and operations on or in connection with such Mineral Lease or Well, but without regard to the effect of any Lease Burdens measured by, or payable out of production therefrom.
1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section
Accrued PTO	8.11(h)
Agreement	Preamble
Allocated Value	10.2(a)
Allocation Notice of Objection	10.2(a)
Asset Sale	Recitals
Assumed Liabilities	2.3
Auction Date	7.1
Avoidance Actions	2.2(e)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals

Term	Section
Business	Recitals
Chapter 11 Deposits	2.1(x)
Closing	4.1
Closing Date	4.1
Company	Preamble
Competing Transaction	7.1
Copyright	1.1
Credit Bid Amount	3.1(a)
EDF Contract	2.3(i)
Effective Date	Preamble
Environmental Defect Property	8.18
Environmental Permits	5.13
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Allocation Statement	10.2(a)
Inbound Licenses	1.1
Joint Venture Documents	5.16(a)
Joint Venture Interest Records	5.16(a)
JV Debt Documents	5.16(a)
JV Formation Documents	5.16(a)
Material Contracts	5.10(a)
Mineral Interests	2.1(a)
Mineral Leases	2.1(a)
NDIC 1.1	1.1
Necessary Consent	2.5
NORM	5.32
Offered Employees	8.11(b)
Other Real Property Leases	5.7(a)
Other Leased Real Property	5.7(a)
Owned Real Property	5.7(b)
Patents	1.1
Periodic Non-Income Taxes	10.3(a)
Petition Date	Recitals
Post-Closing Straddle Period	10.3(b)
Pre-Closing Financial Statements	8.1(c)
Pre-Closing Straddle Period	10.3(b)
Production Facilities	2.1(e)
Proposed Allocation Statement	10.2(a)
Public Financial Statements	5.4(a)
Purchase Price	3.1(a)
Purchased Assets	2.1
Purchaser	Preamble

Term	Section
Purchaser Termination Date	4.4(a)
Registered Intellectual Property	5.9(a)
Retained Cash	2.2(d)
Retained Records	2.2(c)
Seller	Preamble
Seller Termination Date	4.4(a)
Sellers	Preamble
Seller Policies	8.8(a)
Sellers’ Records	2.1(l)
Straddle Period	10.3(b)
Title Defect Property	8.17
Trademarks	1.1
Trade Secrets	1.1
Transfer Taxes	10.1
Transferred Employees	8.11(b)
Transferred Benefit Plans	8.11(f)
Trustee	Preamble
Wells	2.1(d)
1.3    Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires;
(b)    the term “hereof,” “herein,” “hereinafter” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement in which such words appear, and Article, Section, paragraph, clause, subclause and Exhibit references in this Agreement are to the corresponding Articles, Sections, paragraphs, clauses, subclauses and Exhibits to this Agreement and the Seller Disclosure Schedule (as applicable) unless otherwise specified;
(c)    the division of this Agreement into Articles, Sections and other Subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement;
(d)    the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(e)    the terms “Dollars” and “$” mean U.S. Dollars, the lawful currency of the United States of America;
(f)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 1.3, is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(g)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(h)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(i)    the word “or” shall be disjunctive but not exclusive;
(j)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, replaced, supplemented or superseded in whole or in part and in effect from time to time, including any successor legislation thereto, and also to all rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, reenactment, replacement or supplement of such section or other provision;
(k)    references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;
(l)    references to “made available” shall mean that such documents or information referenced shall have been provided in the Dataroom to Purchaser and its Representatives or made available to Purchaser and its Representatives at the Company’s principal place of business located at 9400 Broadway Ext., Suite 600, Oklahoma City, OK 73114-7428, in each case at least one (1) Business Day prior to the Effective Date;
(m)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;
(n)    references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import will be deemed to mean “as of the date of the execution and delivery of this Agreement;”

(o)    all Exhibits and the Seller Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in any Exhibit or Section of the Seller Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement; and
(p)    terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
2.1    Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from the applicable Seller Entity, and the Sellers shall and shall cause the applicable Seller Entity to sell, assign, transfer, convey and deliver to Purchaser, all of each Seller’s or Seller Entity’s right, title and interest in, to and under all assets, properties, rights and interests of every kind and description, tangible or intangible, of the Seller Entities used or held for use in the conduct of the Business, free and clear of all Liens (other than Permitted Liens) (collectively, the “Purchased Assets”), including the following:
(a)    all term and fee mineral and royalty interests (the “Mineral Interests”) and all oil, gas and/or mineral leases and any ratifications or amendments to such leases together with all leaseholds, record title and operating rights, royalty interests or overriding royalty interests owned by the Sellers in such leases (together with the Mineral Interests, the “Mineral Leases”), including those Mineral Leases listed on Section 2.1(a) of the Seller Disclosure Schedule;
(b)    all unitization and pooling agreements, declarations and orders, and the units created thereby, in each case, to the extent relating to any of the Mineral Interests and the production of Hydrocarbons therefrom;
(c)    all Purchased Contracts, which shall include the Summit Purchase Agreement, operating agreements, division orders, any gas balancing agreements, oil, gas and/or condensate purchase and sale agreements, joint venture agreements, exploration agreements, participation agreements, farm-out agreements, farm-in agreements, dry hole agreements, bottom hole agreements, acreage contribution agreements, area of mutual interest agreements, saltwater disposal agreements, master service agreements, production agreements, gathering and/or compression agreements, processing agreements, transportation agreements, supply agreements, interconnection agreements, marketing agreements, non-competition agreements, all hedging and derivative contracts and financial instruments that each Seller is a party to (including fixed price swaps, costless collar contracts, three-way collar contracts, put spreads and basis swaps and the EDF Contract) and other contracts related to the Mineral Leases, the Wells, the Hydrocarbons, the Salt Water Disposal System, or the Real Property of the Sellers, and specifically including any and all audit rights provided for in such Purchased Contracts;
(d)    all oil, gas, water supply, and salt water disposal and other wells, whether producing, shut-in or abandoned, that are located on the Mineral Leases or on lands pooled or unitized therewith or used or held for use in the conduct of the Business (except for the Excluded Wells, the “Wells”), including those Wells listed on Section 2.1(d) of the Seller Disclosure Schedule (other than the Excluded Wells), and related personal property, fixtures, pipelines, inventory, equipment and improvements located on the Mineral Leases or on lands pooled or unitized therewith and used or obtained in connection with the ownership, exploration, development or operation of the Mineral Leases, or the production, sale, processing, treating, storing, gathering, transportation or disposal of Hydrocarbons, water or any other substance produced therefrom or attributable thereto;
(e)    all pipelines listed on Section 2.1(e) of the Seller Disclosure Schedule, together with all gathering lines, above-ground facilities or structures, compression equipment, dehydrators, drips, valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, cathodic protection equipment, equipment towers, field separators, liquids extractors, recorders, storage sheds, pump houses, radios and similar equipment related thereto that are used or held for use in the conduct of the Business (the “Production Facilities”);
(f)    all fixed assets, leasehold improvements, vehicles, production equipment assets, machinery and equipment relating to the Business, including water supply and salt water disposal systems, and all other assets, machinery and equipment that are used or held for use in the conduct of the Business, in each case, that are used or held for use in the conduct of the Business, including the assets set forth on Section 2.1(f) of the Seller Disclosure Schedule;
(g)    all tangible personal property and interests therein owned by any Seller Entity, including all furniture, furnishings and tools, including the property set forth on Section 2.1(g) of the Seller Disclosure Schedule;
(h)    all prepaid expenses, prepaid rents, utility deposits, advance payments and deposits on contractual obligations made in connection with the Business, including the items set forth on Section 2.1(h) of the Seller Disclosure Schedule, but excluding prepayments with respect to Excluded Contracts;
(i)    all claims and rights under contracts, supplier agreements, purchase orders, work orders, leases of equipment, machinery, production machinery, tooling and other items of personal property, in each case relating to the Business;

(j)    Permits used or held for use in the conduct of the Business, excluding permits related to the Joint Venture, including the Permits set forth on Section 2.1(j) of the Seller Disclosure Schedule;
(k)    all seismic licenses, seismic data and other geological and seismic records and related technical data and information related to the Mineral Leases, including any geologic and geophysical interpretations, in each case to the extent (i) such licenses, data and information is currently owned and may be assigned without third party consent or expenditures beyond tape copying costs and expenses or (ii) Purchaser desires to acquire any such license, data or information and bear the cost, if any, of assignment or transfer;
(l)    all files, books and records of the Sellers relating to the Business (but excluding the Sellers’ Retained Records), including plats, surveys, maps, cross-sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and related matters, division of interest records, division orders, lease files, title opinions, abstracts of title, title curative documents, lease operating statements and all other accounting information, marketing reports, statements, gas balancing information and all other documents relating to customers, sales information, supplier lists, records, literature and correspondence (collectively, “Sellers’ Records”);
(m)    all of the Sellers’ right, title and interest to the Hydrocarbons produced from the Mineral Leases, products refined and manufactured therefrom and the accounts, revenues and proceeds from the sale thereof to the extent such production has been produced, or accrued, or is held on the Mineral Leases or in the tanks or is line fill (for the avoidance of doubt, the Purchased Assets shall not include any Hydrocarbons produced and sold in the ordinary course of business prior to the Closing Date);
(n)    all rights and obligations relating to gas imbalances (production, gathering, processing, transportation or otherwise) that are associated with the Purchased Assets;
(o)    all rights of any Seller Entity with respect to the Owned Real Property, together with all facilities, improvements, fixtures and other appurtenances thereto and rights in respect thereof and all servitudes, easements, rights-of-way, other surface use agreements, and water use agreements to the extent used in connection with the Business;
(p)    the Other Real Property Leases;
(q)    all rights of any Seller Entity under non-disclosure, confidentiality or similar agreements entered into with third parties in connection with the sale of the Business or any part of the Business;

(r)    all rights, claims, causes of action and credits of any Seller Entity relating to any Purchased Asset or Assumed Liability;
(s)    all warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts;
(t)    all cash and cash equivalents of the Sellers (including the Summit Escrow Amount and the Excess Retained Cash) in excess of the Retained Cash;
(u)    all accounts receivable related to the Business;
(v)    the Purchased Intellectual Property;
(w)    all of the Company’s right, title and interest in the Company’s membership interest in the Joint Venture and the right to any distribution and/or revenue share the Company would otherwise be entitled to from the Joint Venture;
(x)    all post-petition adequate assurance deposits provided to utilities and any deposits provided to suppliers or service providers to the Sellers on a pre-petition or post-petition basis (collectively, the “Chapter 11 Deposits”) unless specifically provided for under a Purchased Contract, in which case it shall be a Purchased Asset;
(y)    refunds, credits and rebates of Taxes for any period or portion thereof prior to or ending on the Closing Date; and
(z)    all goodwill and other intangible assets associated with the (i) Trademarks included in the Purchased Intellectual Property and (ii) the Business.
Each Seller shall receive in exchange for its sale, assignment, transfer, conveyance and delivery of the Purchased Assets of such Seller to Purchaser, a number of Class A Common Units representing membership interests in Purchaser and an interest in the Purchaser Note, in each case pro rata based on the Allocated Value of the Purchased Assets sold by such Seller in the Asset Sale or as may be otherwise agreed between the parties prior to the Closing Date.
2.2    Excluded Assets. Notwithstanding any other provision of this Agreement, the Sellers shall, at the Closing, retain, and Purchaser shall not acquire, any right, title or interest in the following assets, properties, rights and interests of the Sellers (collectively, the “Excluded Assets”):
(a)    all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or Excluded Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of a Seller Entity in respect of an Excluded Asset or Excluded Liability;
(b)    except for the Company’s membership interest in the Joint Venture, any shares of capital stock or other equity interest of any Seller or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller;
(c)    any minute books, stock ledgers, corporate seals and stock certificates of the Sellers, and other similar books and records that the Sellers are required by Law to retain, including Tax Returns and any supporting documentation related thereto, financial statements and corporate or other entity filings, and all privileged attorney-client communications and related documents to the extent they do not relate to the Purchased Assets (the “Retained Records”); provided, however, that Purchaser shall have the right to make copies of any portions of such Retained Records, including any Tax Returns of the Sellers and any Tax Returns that relate to the Business or any of the Purchased Assets including, in each case, any schedules and attachments thereto;
(d)    cash and cash equivalents of the Sellers necessary to wind-down the Sellers’ bankruptcy estates and agreed to by the required lenders under the DIP Credit Agreement and Purchaser in accordance with a Bankruptcy Court-approved budget, which shall include amounts estimated by the Sellers in good faith as necessary for (i) expenses payable in accordance with Section 11.2, (ii) payments for the release of Liens in accordance with Section 8.14, and (iii) amounts necessary for the Sellers to pay Taxes allocated to, or retained by, the Sellers (including any Taxes that are not Assumed Liabilities, and certain Periodic Non-Income Taxes under Section 10.3) under this Agreement, plus $250,000 (collectively, the “Retained Cash”);
(e)    all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof (collectively, the “Avoidance Actions”);
(f)    all Excluded Contracts;
(g)    any Title Defect Property or Environmental Defect Property that Purchaser elects to exclude from the Purchased Assets pursuant to Sections 8.17 and 8.18, as applicable; and
(h)    all Excluded Wells.
2.3    Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities of the Sellers existing as of the Closing Date (collectively, the “Assumed Liabilities”):
(a)    all Liabilities of the Sellers under the Mineral Leases and the Purchased Contracts (excluding, for the avoidance of doubt, Legal Proceedings arising out of or relating to such Contracts), together with all statutory Liabilities relating to the Mineral Leases, including plugging and abandonment obligations;
(b)    any Cure Costs that Purchaser is required to pay pursuant to Section 2.6(c);
(c)    any Transfer Taxes;
(d)    the Assumed Accounts Payable;
(e)    the DIP Obligations, to the extent such obligations are not included in the Credit Bid Amount;
(f)    sponsorship of the Transferred Benefit Plans and related trusts, insurance policies and third-party administrator contracts as provided in Section 8.11(f); provided, that certain Liabilities in respect of the Transferred Benefit Plans shall constitute Excluded Employee Liabilities;
(g)    all obligations of the Company to contribute capital to the Joint Venture pursuant to the terms of the JV Formation Documents;
(h)    the Sellers’ obligations under Section 7.7 of the Pre-Petition Senior Secured Indenture to pay compensation to the Trustee for services rendered thereunder, reimburse the Trustee for its and its Representatives’ reasonable fees and expenses and indemnify each of the Trustee and its agents, employees, shareholders, Affiliates (as defined in the Pre-Petition Senior Secured Indenture) and directors and officers, in each case, as set forth in and pursuant to Section 7.7 of the Pre-Petition Senior Secured Indenture (and notwithstanding anything to the contrary in this Section 2.3, including any such obligations relating to actions performed by the Trustee and its Representatives after the Closing Date in connection with the Pre-Petition Senior Secured Indenture on behalf of the First Lien Lenders); and
(i)    the Company’s obligations under the 1992 ISDA Master Agreement (and all Schedules, the Credit Support Annex, and Confirmations related thereto), by and between the Company and EDF Trading North America, LLC, dated as of March 20, 2012 (the “EDF Contract”), to the extent that the EDF Contract is terminated by EDF Trading North America, LLC or rejected by the Company on or prior to the Closing.

2.4    Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, Purchaser shall not assume and shall be deemed not to have assumed, and the Sellers shall remain liable with respect to, any and all Liabilities of the Sellers arising out of, relating to or otherwise in respect of the Business, the Employees, or the Purchased Assets prior to the Closing Date, and all other Liabilities of any Seller Entity, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the foregoing, for the avoidance of doubt, except to the extent that any of the following constitute an Assumed Liability, Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities, including all of the following Liabilities of any Seller Entity (each of which shall constitute an Excluded Liability hereunder):
(a)    all Liabilities arising out of or relating to the Business, the Purchased Assets or the ownership, operation or conduct thereof;
(b)    all Liabilities for accrued expenses and accounts payable of the Business, other than the Assumed Accounts Payable;
(c)    all Liabilities arising out of any of the Excluded Assets, including Contracts that are not Purchased Contracts and any Title Defect Property or Environmental Defect Property that Purchaser elects to exclude from the Purchased Assets pursuant to Sections 8.17 and 8.18, as applicable;
(d)    all Environmental Liabilities and Obligations, based on facts, occurrences or conditions (i) first arising or existing on or prior to the Closing Date, or (ii) arising at any time at any properties other than the Real Property; provided, that nothing in this Agreement shall (A) release, nullify, or enjoin the enforcement of any liability to a Governmental Body under Environmental Laws (or any associated liabilities for penalties, damages, cost recovery, or injunctive relief) that any entity would be subject to as the owner, lessor, lessee, or operator of any Real Property after the Closing Date, or (B) in any way diminish the obligations of the Sellers to comply with Environmental Laws consistent with their rights and obligations as debtors in possession under the Bankruptcy Code;
(e)    all Liabilities relating to any claims for infringement, dilution, misappropriation or any other violation of the rights of any third parties or caused by use of the Purchased Intellectual Property by a Seller Entity;
(f)    except as otherwise expressly provided in this Agreement with respect to Transfer Taxes and Periodic Non-Income Taxes, all Liabilities for any Taxes of any Seller Entity and all liability for Taxes in respect of the Purchased Assets that are attributable to any period, or portion thereof, before the Closing Date;
(g)    all Excluded Employee Liabilities;

(h)    all Liabilities arising as a result of any Legal Proceedings, whether initiated prior to or following the Closing Date, to the extent related to the Business or the Purchased Assets on or prior to the Closing Date, including any actions for breach of contract, product liability or any tort actions;
(i)    all Liabilities arising under any Indebtedness of any Seller Entity or any obligations or Liabilities to preferred or common equityholders of any Seller Entity;
(j)    all Liabilities with respect to any costs, fees and expenses (including all legal, accounting, financial advisory, valuation, investment banking and other third party advisory or consulting fees and expenses) incurred by or on behalf of any Seller Entity in connection with or arising from the Bankruptcy Case or the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby;
(k)    all Liabilities (i) existing prior to the filing of the Bankruptcy Case that are subject to compromise under the Bankruptcy Case, other than the Cure Costs, and (ii) to the extent not otherwise expressly assumed herein, incurred subsequent to the filing of the Bankruptcy Case and prior to the Closing;
(l)    all Liabilities relating to any theories of law or equity involving successors or transferees;
(m)    all Liabilities and obligations of any Seller under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or any Contract entered into in connection herewith or therewith;
(n)    all liability, warranty and similar claims for damages or injury to person or property and all other Liabilities, regardless of when made or asserted, to the extent arising out of or incurred in connection with the conduct of the Business, on or before the Closing Date; and
(o)    Legal Proceedings set forth on Section 5.11 of the Seller Disclosure Schedule.
2.5    Non-Assignment of Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not affect the assignment or transfer of any Purchased Asset if (i) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto or a Governmental Body (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Purchaser thereunder and (ii) the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required. In such event, such assignment or transfer is subject to such Necessary Consent being obtained, and the Sellers shall use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request. For the avoidance of doubt, any asset that would be a Purchased Asset but is not assigned in accordance with this Section 2.5 shall not be considered a “Purchased Asset” for purposes hereof unless and until such asset is assigned to Purchaser following the Closing Date upon receipt of the Necessary Consent and Bankruptcy Court approval. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would adversely affect the rights of Purchaser to such Purchased Asset following the Closing, the Sellers shall cooperate with Purchaser in any reasonable arrangement to provide for Purchaser to obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub‑licensing, or sub-leasing to Purchaser, or under which the applicable Seller would enforce for the benefit of Purchaser all of its rights thereunder.
2.6    Contract Designation; Cure Costs.
(a)    Section 2.6 of the Seller Disclosure Schedule sets forth each Executory Contract and the Sellers’ good faith estimate of the amount of the Cure Costs payable in respect of each such Executory Contract (and if no Cure Cost is estimated to be payable in respect of any particular Executory Contract, the amount of such Cure Cost designated for such Contract shall be “$0.00”). On the date that is no later than fourteen (14) days prior to the Sale Hearing, the Sellers shall deliver a written notice in a form reasonably acceptable to Purchaser of the proposed assignments of the Executory Contracts and the proposed Cure Costs for each Executory Contract to all non-debtor parties of Executory Contracts, which notice shall notify each non-debtor party of (i) the proposed Cure Cost for such Executory Contract and (ii) an objection deadline for such non-debtor party to object to the proposed Cure Cost. Subject to the limitations set forth in the DIP Credit Agreement, to the extent that any objections are received from such non-debtor parties in response to such notice, the Sellers shall use their commercially reasonable efforts to resolve such disputes with the applicable non-debtor party. Notwithstanding anything herein to the contrary, at any time prior to the date that is five (5) days after the judicial or non-judicial (i.e., by agreement) resolution of any dispute with a non-debtor party to a Executory Contract relating to Cure Cost or adequate assurance with respect to any particular Executory Contract as to which a cure objection has been timely filed, Purchaser shall be entitled, in its sole discretion, to add any Executory Contract to the schedule of Excluded Contracts on Section 1.1(d) of the Seller Disclosure Schedule and remove such Executory Contract from the schedule of Executory Contracts on Section 1.1(e) of the Seller Disclosure Schedule by providing written notice thereof to the Sellers, and any Executory Contract so added shall be deemed to be an “Excluded Contract” and shall not be deemed to be a “Purchased Contract” or an “Executory Contract” for all purposes hereunder without further action by the parties.

(b)    The Sellers shall give written notice to Purchaser prior to the submission by any Seller Entity of any motion in its Bankruptcy Case to assume or reject any Contract related to the Business together with a copy of the proposed Order authorizing the assumption or rejection of such Contract; provided, that in no event shall any Seller Entity seek to reject, or reject, any Contract related to the Business prior to the Closing Date unless prior written approval has been obtained from Purchaser; and provided, further, that the Sellers shall not seek to reject, or reject, any Contract that is an Executory Contract.
(c)    To the extent that any Executory Contract requires the payment of Cure Costs in order to be assigned to Purchaser and assumed pursuant to section 363 and 365 of the Bankruptcy Code, the Cure Costs related to such Executory Contract shall be paid by the Purchaser. Purchaser shall not be required to make any payment of Cure Costs for, or otherwise have any Liabilities with respect to, any Contract that is not an Executory Contract. Purchaser shall provide adequate assurance of future performance on its behalf and on behalf of its designees as required under the Bankruptcy Code, including section 365(f)(2)(B) thereof.
(d)    Notwithstanding anything to the contrary herein, Purchaser may from time to time prior to the Closing in its sole discretion designate any Purchased Contract as an Excluded Contract by providing written notice thereof to the Sellers. Such Contract (i) shall be added to the schedule of Excluded Contracts on Section 1.1(d) of the Seller Disclosure Schedule and to the extent applicable, removed from the schedule of Executory Contracts on Section 1.1(e) of the Seller Disclosure Schedule, and (ii) shall be deemed to be an “Excluded Contract” and shall not be deemed to be a “Purchased Contract,” or an “Executory Contract” for all purposes hereunder, in each case, without further action by the parties.
2.7    Further Conveyances and Assumptions. From time to time following the Closing, the Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby; provided, that nothing in this Section 2.7 shall require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.
2.8    Assignment to Affiliates of Purchaser. Prior to the Closing, Purchaser shall have the right to assign its rights to receive all or any part of the Purchased Assets and its obligations to assume all or any part of the Assumed Liabilities, in each case to one or more Affiliates of Purchaser by providing written notice to the Company and each such designated Affiliate shall be deemed to be a Purchaser for all purposes hereunder and under the Ancillary Agreements, except that no such assignment shall relieve Purchaser of any of its obligations hereunder.
ARTICLE III
CONSIDERATION
3.1    Consideration.
(a)    At the Closing, (i) Purchaser shall issue to the Sellers the Purchaser Membership Interests and the Purchaser Note and the Trustee shall transfer to the Sellers the Specified Membership Interest in exchange for the Sellers’ sale, assignment, transfer, conveyance and delivery to Purchaser of the Purchased Assets free and clear of all Liens (other than Permitted Liens) and the assumption by Purchaser of the Assumed Liabilities, (ii) immediately following the Sellers’ receipt of the Purchaser Membership Interests, the Purchaser Note and the Specified Membership Interest, each Seller shall sell, transfer and deliver the Purchaser Membership Interests and the Specified Membership Interest (which together shall represent 100% of the membership interests in Purchaser), free and clear of all Liens other than those set forth in the operating agreement governing Purchaser, and the Purchaser Note, free and clear of all Liens, to the Disbursing Agent, as agent for the First Lien Lenders (and, if any of the DIP Obligations are included in the Credit Bid Amount, as agent for the DIP Lenders) and (iii) the Trustee, pursuant to the terms of this Agreement and at the direction of the Required Lenders, in exchange for the Purchaser Membership Interests and the Specified Membership Interest (which together shall represent 100% of the membership interests in Purchaser) and the Purchaser Note transferred to the Disbursing Agent, as agent for the First Lien Lenders (and, if any of the DIP Obligations are included in the Credit Bid Amount, as agent for the DIP Lenders), by the Sellers, shall surrender and release a portion of the Indenture Obligations and credit the Sellers with the satisfaction of the same, in the amount of Three Hundred Thirty-Eight Million Dollars ($338,000,000) (such amount as may be increased pursuant to Section 3.1(b), the “Credit Bid Amount”). The Credit Bid Amount together with the assumption by Purchaser of the Assumed Liabilities shall constitute the “Purchase Price.” For the avoidance of doubt, there will be no adjustments to the aggregate Credit Bid Amount or the Purchase Price for any assets excluded from the Purchased Assets prior to the Closing Date pursuant to Section 8.17 or Section 8.18 due to any Title Defects or Environmental Defects.
(b)    At any time and from time to time, until the Auction Date, Purchaser may at its sole discretion increase the Purchase Price, including by (i) increasing the Credit Bid Amount by up to the full amount of the Indenture Obligations, (ii) including in the Credit Bid Amount all or a portion of the DIP Obligations, and/or (iii) paying additional cash consideration. In the event that all or a portion of the DIP

Obligations is included by Purchaser in the Credit Bid Amount, the parties hereto agree to amend this Agreement to include the DIP Agent as a party hereto in order to facilitate the credit bid of the DIP Obligations and make such changes and modifications to this Agreement as are necessary to effectuate the foregoing.
ARTICLE IV

CLOSING AND TERMINATION
4.1    Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2, 9.3 and 9.4 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of the Company located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114 at 10:00 a.m. (New York City time) on the date that is three (3) Business Days following the satisfaction or waiver in writing of all of the conditions to the obligations of the parties set forth in Article IX (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and date or at such other place as is agreed to in writing by the parties hereto. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” The transfer of the Purchased Assets and Assumed Liabilities shall be deemed to take place and be effective on the Closing Date at 12:01 a.m. where the Purchased Asset or Assumed Liability resides, exists or arises.
4.2    Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to Purchaser (or to the Disbursing Agent, as applicable):
(a)    one or more duly executed Bills of Sale;
(b)    one or more duly executed Assignment and Assumption Agreements;
(c)    duly executed and acknowledged Assignments of Mineral Leases, including, for the avoidance of doubt, duly executed and acknowledged Mineral Deeds and Royalty Deeds covering the Mineral Interests, in each case in sufficient counterparts to facilitate recording;
(d)    one or more duly executed and acknowledged Assignments of Other Real Property Leases;
(e)    duly executed and acknowledged special or limited warranty deeds conveying title to the Owned Real Property in recordable form;
(f)    with respect to properties operated by the Seller Entities, change of operator forms and other similar forms required by state regulatory authorities;

(g)    duly executed and acknowledged assignments of Federal, State and Indian leases on forms prescribed therefor;
(h)    letters-in-lieu of transfer orders directed to purchasers of the Hydrocarbons and other remitters of production revenues directing them to make payment to Purchaser following the Closing;
(i)    the Sellers’ revenue suspense register;
(j)    the officer’s certificates required to be delivered pursuant to Sections 9.1(a) and 9.1(b);
(k)    certificates executed by each Seller that such Seller is not a foreign person within the meaning of section 1445(f)(3) of the Code, which certificates shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation section 1.1445-2(b)(2);
(l)    a complete and correct hard copy or electronic copy of the materials contained in the electronic Dataroom to the extent such materials relate to the Purchased Assets or the Business and were made available to Purchaser before the Closing;
(m)    a unanimous consent of the board of directors of the Joint Venture acknowledging the transfer of the Company’s membership interest to the Purchaser, including an amendment to Exhibit A of the applicable JV Formation Documents reflecting the transfer of the Company’s membership interest in the Joint Venture to Purchaser;
(n)    the Purchaser Membership Interests;
(o)    the Specified Membership Interest;
(p)    the Purchaser Note;
(q)    a certified copy of the Sale Order; and
(r)    all other deeds, endorsements, assignments and other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary, to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser (in each case free and clear of all Liens other than Permitted Liens).

4.3    Deliveries by Purchaser. At the Closing, Purchaser (or the Trustee, as applicable) shall deliver to the Sellers:
(a)    the Purchaser Membership Interests;
(b)    the Specified Membership Interest;
(c)    the Purchaser Note;
(d)    evidence reasonably satisfactory to the Sellers of the surrender and release of the Indenture Obligations in an amount equal to the Credit Bid Amount, and the credit of the Sellers with the satisfaction of the same;
(e)    one or more duly executed Bills of Sale;
(f)    one or more duly executed Assignment and Assumption Agreements;
(g)    duly executed and acknowledged Assignments of Mineral Leases, in sufficient counterparts to facilitate recording;
(h)    one or more duly executed and acknowledged Assignments of Other Real Property Leases;
(i)    the officer’s certificates required to be delivered pursuant to Sections 9.2(a) and 9.2(b);
(j)    with respect to properties operated by the Sellers, change of operator forms and other similar forms required by state regulatory authorities prepared by the applicable Seller and executed by Purchaser;
(k)    duly executed and acknowledged assignments of Federal, State and Indian leases on forms prescribed therefor; and
(l)    letters-in-lieu of transfer orders, prepared by the applicable Seller and executed by Purchaser, directed to purchasers of the Hydrocarbons and other remitters of production revenues directing them to make payment to Purchaser following the Closing.
4.4    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
(a)    (i) by Purchaser, upon prior written notice to the Sellers, if the Closing has not occurred by 5:00 PM New York time on September 13, 2013 (the “Purchaser Termination Date”); provided, however, that if the Closing has not occurred on or before the Purchaser Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser, then Purchaser may not terminate this Agreement pursuant to this Section 4.4(a), or (ii) by the Sellers, upon prior written notice to Purchaser, if the Closing has not occurred by 5:00 PM New York time on September 30, 2013 (the “Seller Termination Date”); provided, however, that if the Closing has not occurred on or before the Seller Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by the Sellers, then the Sellers may not terminate this Agreement pursuant to this Section 4.4(a);
(b)    by mutual written consent of the Sellers and Purchaser;
(c)    by Purchaser, if a Seller breaches any representation or warranty or any covenant or agreement contained in this Agreement, and such breach (i) would result in a failure of a condition set forth in Sections 9.1 or 9.4 and (ii) (A) cannot be cured by the Purchaser Termination Date, or (B) if capable of being cured, has not been cured by the earlier of (x) twenty (20) Business Days after the giving of written notice by Purchaser to the Sellers of such breach (which notice shall specify in reasonable detail the nature of such breach and Purchaser’s intention to terminate this Agreement if such breach or failure is not cured) and (y) one (1) Business Day prior to the earlier of the Purchaser Termination Date and the date on which this Agreement may otherwise be terminated by Purchaser in accordance with this Section 4.4; provided, that Purchaser is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(d)    by the Sellers, if Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, and such breach (i) would result in a failure of a condition set forth in Sections 9.2 or 9.4 and (ii) (A) cannot be cured by the Seller Termination Date, or (B) if capable of being cured, has not been cured by the earlier of (x) twenty (20) Business Days after the giving of written notice by the Sellers to Purchaser of such breach notice (which notice shall specify in reasonable detail the nature of such breach and the Sellers’ intention to terminate this Agreement if such breach or failure is not cured) and (y) one (1) Business Day prior to the earlier of the Seller Termination Date and the date on which this Agreement may otherwise be terminated by the Sellers in accordance with this Section 4.4; provided, that no Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(e)    by the Sellers or Purchaser if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4;
(f)    automatically, if a Competing Transaction is consummated;
(g)    by Purchaser, if the Bidding Procedures Order is not entered by June 15, 2013; provided, that no party may terminate this Agreement pursuant to this Section 4.4(g) after the Bidding Procedures Order has been entered;
(h)    by Purchaser, if the Sale Order is not entered within seventy-five (75) days after the Bidding Procedures Order is entered by the Bankruptcy Court;
(i)    by Purchaser, if, prior to the Closing, Sellers’ Bankruptcy Case is converted into a case under chapter 7 of the Bankruptcy Code or dismissed, or if a trustee is appointed in the Bankruptcy Case; or
(j)    by Purchaser, if there shall be excluded from the Purchased Assets any Purchased Contract that is not assignable or transferable pursuant to the Bankruptcy Code or otherwise without the consent of any Person other than the Sellers, to the extent such consent shall not have been given prior to Closing and the exclusion of such Purchased Contract would reasonably be expected to have a Seller Material Adverse Effect.
4.5    Procedure Upon Termination. In the event of a termination of this Agreement pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate as described below, and the transactions contemplated by this Agreement shall be abandoned, without further action by Purchaser, the Sellers or the Trustee. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the Effective Date, to the party furnishing the same within a reasonable period of time after receipt of a written request for redelivery from such party.
4.6    Effect of Termination. In the event that this Agreement is terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and there shall be no liability or obligation on any of Purchaser, the Sellers or the Trustee, or any of their respective Representatives under this Agreement or in connection with the transactions contemplated hereby; provided, however, that the provisions of this Section 4.6, Section 7.1, Section 7.2, Section 8.10 and Article XI (other than Section 11.3) hereof and, to the extent necessary to effectuate the foregoing enumerated provisions, Sections 1.1 and 1.3 hereof, shall survive any such termination and shall be enforceable hereunder; provided, further, that nothing in this Section 4.6 shall be deemed to release any party from liability for any a willful and material breach of this Agreement prior to the date of termination, or fraudulent or criminal acts, the remedies for which shall not be limited by the provisions of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Seller Disclosure Schedule delivered by the Sellers to Purchaser on the Effective Date, each Seller hereby jointly and severally represents and warrants to Purchaser that all of the statements contained in this Article V are true and correct. For purposes of the representations and warranties of the Sellers contained herein, information provided in one Section of the Seller Disclosure Schedule shall be deemed disclosed for purposes of the other Sections of the Seller Disclosure Schedule to the extent that its relevance is reasonably apparent on its face (without needing to examine any underlying documentation or fact).
5.1    Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as now conducted. Each Seller is duly qualified or licensed to do business in each jurisdiction in which the actions to be performed hereunder or in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary for it to carry on its business (including the Business) as now conducted, except where the failure to be so qualified would not be, individually or in the aggregate, material.
5.2    Authorization of Agreement. Subject to entry of the Bidding Procedures Order and the Sale Order and such other authorization as is required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of each Seller. This Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing shall be duly and validly executed and delivered, by the applicable Seller Entity and (assuming the due authorization, execution and delivery by the other parties hereto and the entry of the Bidding Procedures Order and the Sale Order) this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller Entity enforceable against such Seller Entity in accordance with its respective terms and provisions, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.3    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Section 5.3(a) of the Seller Disclosure Schedule, the execution and delivery by each Seller of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by such Seller with any of the provisions hereof do not and shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller; (ii) subject to entry of the Bidding Procedures Order and the Sale Order, any Contract or Permit to which a Seller Entity is a party or by which any of the properties or assets of such Seller Entity are bound; (iii) subject to entry of the Bidding Procedures Order and the Sale Order, any Order; or (iv) subject to entry of the Bidding Procedures Order and the Sale Order, any applicable Law.
(b)    Except as set forth on Section 5.3(b) of the Seller Disclosure Schedule or on Section 5.6(a) of the Seller Disclosure Schedule, and except to the extent not required if the Bidding Procedures Order and the Sale Order are entered, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller Entity in connection with the execution and delivery of this Agreement, the Ancillary Agreements or any other agreement, document or instrument contemplated hereby or thereby to which any Seller Entity is a party, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for (i) the entry of the Bidding Procedures Order and the Sale Order, (ii) such other immaterial consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, and (iii) consents that are customarily obtained following the consummation of an asset sale of this type and nature (e.g., consents to assign for Federal, State and Indian leases).
5.4    Financial Statements and Reports.

(a)    The audited consolidated financial statements as of and for the year ended December 31, 2011, and unaudited consolidated financial statements as of and for the nine months ended September 30, 2012 and the year ended December 31, 2012, of the Company and its subsidiaries included or incorporated by reference in the SEC Filings, are referred to herein as the “Public Financial Statements.” The Public Financial Statements (A) comply in all material respects with the applicable requirements under the Exchange Act and the rules and regulations of the SEC thereunder, (B) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries on the basis stated therein as of the dates and for the applicable periods, and (C) have been prepared in accordance with GAAP consistently applied for the periods involved, except to the extent disclosed therein.
(b)    As of the Closing Date, the Pre-Closing Financial Statements (i) comply in all material respects with the instructions and guidelines promulgated by the Office of the United States Trustee for the preparation of monthly operating reports for business by debtors, (ii) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries, the financial position, results of operations and cash flows of the Company and each of its subsidiaries individually and each segment of the Business described in clauses (i) through (iv) of Section 8.1(c) (as applicable) on the basis stated therein as of the dates and for the applicable periods, and (iii) have been prepared in accordance with GAAP consistently applied for the periods involved, except to the extent disclosed therein.
(c)    The Sellers maintain systems of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and liabilities. Neither the Sellers nor any Representatives of the Sellers (including in their capacities as Representatives of the Joint Venture) have received any material complaint, allegation, assertion or claim in writing regarding deficiencies in the account or auditing practices, procedures, methodologies or methods of any Seller or the Joint Venture, and, to the Knowledge of the Sellers, no such complaint, allegation, assertion or claim has been threatened against the Company of any of its subsidiaries. The Sellers have not received any written report of any significant deficiencies or material weaknesses in the design or operation of the Sellers’ internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) with respect to its financial statements as of and for the year ended December 31, 2012.
5.5    Ordinary Course Operation of the Business; No Undisclosed Liabilities.
(a)    Except as ordered by the Bankruptcy Court and disclosed in the filings made by the Sellers with the Bankruptcy Court in connection with the

Bankruptcy Case on or before the Effective Date, since the Petition Date, each Seller has conducted its business (including the Business) and owned and operated the Purchased Assets in the ordinary course of business.
(b)    Except as set forth on Section 5.5(b) of the Seller Disclosure Schedule, there are no Liabilities related to the Business that would be Assumed Liabilities that would be required by GAAP to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities included or reserved against in the Public Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of business, or (iii) Liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.
5.6    Compliance with Law; Permits.
(a)    Except as otherwise specifically directed by the Bankruptcy Court or as set forth in Section 5.6(a) of the Seller Disclosure Schedule and except in the case of clauses (i) and (ii) of this Section 5.6(a) where such conduct, failure to obtain, non-compliance or violations would not, individually or in the aggregate, have a Seller Material Adverse Effect, (i) the Sellers own and operate the Purchased Assets and have conducted the Business and have operated the Joint Venture in accordance with all Laws, Orders and Permits applicable to the Sellers, the Joint Venture and the Purchased Assets; (ii) the Business is in compliance with all applicable Laws, Orders and Permits (including any anti-bribery Laws) and has obtained all approvals necessary for owning and operating the Wells and has made all necessary filings with all Governmental Bodies having jurisdiction necessary for owning and operating the Wells; (iii) to the Knowledge of the Sellers, all Wells that have been drilled, completed and operated, have had all production therefrom accounted for and paid to the Persons entitled thereto, and the Wells have been operated, in material compliance with all applicable Federal, Indian, state and local Laws and applicable rules and regulations of the Federal, Indian, state and local Governmental Bodies having jurisdiction thereof, except for the royalties that are currently held in suspense as of the Effective Date are set forth in Section 5.18(d) of the Seller Disclosure Schedule; (iv) neither the Sellers for their own account, nor as operator of the Joint Venture, nor any of the Sellers’ Representatives has received (A) any written notice or other communication from a Governmental Body that alleges that the Business is not in compliance with any Law, Order or Permit applicable to the Business or the operations of the Business or the Purchased Assets in any material respect, or (B) any written notice or other communication regarding material deficiencies in the compliance practices, procedures, methodologies or methods of the Business or its employees or internal compliance controls, including any complaint, allegation, assertion or claim that the Business or its employees has engaged in illegal practices.
(b)    Except as set forth in Section 5.6(b) of the Seller Disclosure Schedule and except in the case of clauses (i) and (iii) of this Section 5.6(b) where such failure to make filings or notices, defaults or the failure to hold Permits, would not, individually or in the aggregate, have a Seller Material Adverse Effect, (i) all filings and notices relating to the Mineral Leases, or the ownership or operation thereof, required to be made by the Sellers with all Governmental Bodies have been made by or on behalf of the Sellers for their own account and as contractual operators of the Joint Venture; (ii) the Sellers have not received any written notice of a claim that the Sellers are in default in any material respect under the terms of any Mineral Lease or under any other material agreement, contract or commitment to which any part of such Mineral Lease is subject and, to the Sellers’ Knowledge, the Sellers are not in default in any material respect under the terms of any Mineral Lease or under any other material agreement, contract or commitment to which any part such Mineral Lease is subject; (iii) the Sellers for their own account and as contractual operators of the Joint Venture hold all of the Permits necessary for the operation of the Business and the Joint Venture as currently conducted and the ownership and operation of the Purchased Assets; (iv) all such Permits are valid and in full force and effect, and there are no Legal Proceedings pending, or to the Sellers’ Knowledge threatened, that are reasonably expected to result in the revocation, cancellation, suspension or modification of any such Permits, and, to the Knowledge of the Sellers, such Permits are transferable to Purchaser without material expense and without causing such Permits to be revoked, cancelled, suspended or modified; and (v) there are no Legal Proceedings pending or, to the Sellers’ Knowledge threatened, with respect to any alleged material failure to have all Permits required in connection with the operation of the Business as currently conducted or in connection with the ownership or operation of the Purchased Assets.
(c)    The Sellers make no representation or warranty in this Section 5.6 with respect to compliance with Environmental Laws or Environmental Permits, it being understood that the Sellers’ sole representations and warranties with respect thereto are set forth in Section 5.13 hereof.
5.7    Other Real Property Leases and Owned Real Property.
(a)    Section 5.7(a) of the Seller Disclosure Schedule contains a list, as of the Effective Date, of all leases, subleases and ground leases of real property used or held for use in the conduct of the Business (including all modifications, extensions or amendments thereto) under which any of the Sellers are a tenant other than the Mineral Leases (as so modified, extended or amended, the “Other Real Property Leases” and the real property leased thereunder, the “Other Leased Real Property”). The Sellers have made available to Purchaser true, correct and complete copies of all Other Real Property Leases including all amendments, modifications, extensions, renewals, guaranties and other agreements relating thereto. Each of the Other Real Property Leases is in full force and effect and is enforceable in accordance with its terms against the Sellers and, to the Knowledge of Sellers, each other party thereto, except as where the failure of such Other Real Property Lease to be in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material

Adverse Effect. Other than as a result of the commencement of the Bankruptcy Case, none of the Sellers nor any other party to any Other Real Property Lease is in breach or default under any Other Real Property Lease, and no event or condition has occurred that constitutes or would constitute (with or without notice or lapse of time or both), a breach or default on the part of the Sellers, or to the Knowledge of Sellers, any other party to such Other Real Property Lease, nor have the Sellers received any notice of any such breach, default, event or condition, except, in each case, for any such breach, default, event or condition that, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect: (i) all improvements leased, licensed or otherwise occupied by the Sellers on the Other Leased Real Property are in a state of good working order and repair in all material respects and are adequate and suitable for the purposes which they are currently or intended to be used; and (ii) there are no leases, subleases, licenses, concessions, options or rights of first refusal to purchase or lease, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any Other Leased Real Property or any portion thereof and there are no parties (other than the Sellers) in possession of the Other Leased Real Property or any portion thereof.
(b)    Section 5.7(b) of the Seller Disclosure Schedule contains a complete list of all real property that is owned in fee by the Sellers (the Sellers’ fee simple interest therein together with all owned buildings, improvements and structures thereon, the “Owned Real Property”. The Sellers own the Owned Real Property in fee simple subject to no Liens except Permitted Liens.
(c)    Except in the case of clauses (ii), (iii), (iv) and (vi) of this Section 5.7(c) as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, or except as set forth in Section 5.11 of the Seller Disclosure Schedule: (i) there is no pending or, to the Knowledge of the Sellers threatened, condemnation proceeding, administrative action or judicial proceeding or Legal Proceeding of any type or sale or other disposition in lieu of condemnation relating to the Owned Real Property or other matters affecting adversely the current use, occupancy or value of the Owned Real Property; (ii) the Owned Real Property does not serve any adjoining property for any purpose inconsistent with the use as of the Effective Date or as of the Closing Date, as applicable, of the Owned Real Property, and the Owned Real Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use of such Owned Real Property as of the Effective Date or as of the Closing Date have not been obtained; (iii) neither the current use of the Owned Real Property nor the operation of the Business by the Sellers for its own account or as the contractual operator of the Joint Venture violates any instrument of record or agreement affecting the Owned Real Property or any applicable Law; (iv) all improvements owned, leased, licensed or otherwise occupied by the Sellers located on Owned Real Property are in a state of good working order and repair in all material respects and are adequate and suitable for the purposes which they are currently or intended to be used; (v) to the Knowledge of the Sellers, there are no leases, subleases, licenses, concessions, options or rights of first refusal to purchase or lease, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the Owned Real Property or any material portion thereof and there are no parties (other than the Sellers) in possession of the Owned Real Property or any material portion thereof; (vi) the Owned Real Property constitutes all of the real property used by the Sellers in the Business or as the contractual operator of the Joint Venture, other than the Mineral Leases and rights of way agreements.
5.8    Title to Purchased Assets.
(a)    Except as set forth on Section 5.8(a) of the Seller Disclosure Schedule, the Sellers own the Purchased Assets free and clear of all Liens (other than Permitted Liens) and, subject to the entry of the Sale Order, at the Closing, Purchaser shall be vested with Defensible Title to such Purchased Assets, free and clear of all Liens (other than Permitted Liens), to the fullest extent permissible under Law, including section 363(f) of the Bankruptcy Code.
(b)    The Sellers and/or the Joint Venture own or lease, subject to their rights and the rights of third parties under joint operating agreements where applicable, all fixed assets, leasehold improvements, vehicles, production equipment, and other personal property currently used in connection with the Business or in connection with the ownership or operation of the Purchased Assets of which a Seller or the Joint Venture is the operator of record. Section 5.8(b) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all owned or leased personal property used in connection with the Business or in connection with the ownership or operation of the Purchased Assets of which a Seller is the operator of record, excluding the owned or leased personal property of the Joint Venture.
(c)    Other than as provided in the Summit Purchase Agreement, the Sellers and/or the Joint Venture own or lease all necessary rights of way and related surface damage agreements that are currently used with the operation of the Business or in connection with the ownership or operation of the Purchased Assets or the production, gathering, compression, treatment, storage, sale or disposal of Hydrocarbons, water or other minerals or substances produced from the Mineral Leases.
5.9    Intellectual Property.
(a)    Section 5.9(a) of the Seller Disclosure Schedule sets forth (i) a complete list of all Purchased Intellectual Property that is subject to registrations or application for registration of Purchased Intellectual Property (including, where applicable, the title, application or registration number and jurisdiction) (“Registered Intellectual Property”); (ii) a complete list of all material unregistered Trademarks included in the Purchased Intellectual Property; and (iii) a complete list all domain name registrations included in the Purchased Intellectual Property.
(b)    Section 5.9(b) of the Seller Disclosure Schedule sets forth a complete list of all Intellectual Property Licenses, whether such Intellectual Property Licenses involve payments by or to a Seller Entity or an Affiliate of any Seller Entity.
(c)    The Purchased Intellectual Property, together with (i) the Intellectual Property licensed to the Seller Entities under the Inbound Licenses and (ii) the Intellectual Property licensed to the Seller Entities pursuant to any Contract concerning the licensing of generally commercially available software, including “shrink-wrap” and “click-wrap” licenses, collectively, constitutes all of the Intellectual Property used in the operation of the Business as operated in the ordinary course of business and is sufficient for Purchaser to carry on the Business from and after the Closing Date in all material respects as presently carried on by the Seller Entities in the ordinary course of business.
(d)    Except as set forth on Section 5.9(d) of the Seller Disclosure Schedule:
(i)    A Seller Entity and/or the Joint Venture owns all Purchased Intellectual Property and has valid rights in and to, including all rights to use, reproduce, publish, distribute, transmit, perform, display, and create derivative works of, as applicable, all such Purchased Intellectual Property as such Intellectual Property is used in the ordinary course of business, in each case, free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Sellers, the Registered Intellectual Property identified on Section 5.9(a) of the Seller Disclosure Schedule is enforceable and subsisting.
(ii)    To the Knowledge of the Sellers, the Purchased Intellectual Property is not the subject of any ownership, validity, use, or enforceability challenge or claim received by any Seller Entity in writing or any outstanding Order restricting the use by any Seller Entity thereof or adversely affecting any of the rights of any Seller Entity thereto, except as would not, individually or in the aggregate, be material.
(iii)    No Seller, and to the Knowledge of the Sellers, no other Person, is in material breach or default under any Intellectual Property License that is a Purchased Contract and to which any Seller Entity is a party or by which it is bound. To the Knowledge of the Sellers, no Person is violating, diluting, misappropriating or infringing, or has, in the last three years, violated, diluted, misappropriated or infringed, any Purchased Intellectual Property or Intellectual Property licensed to any

Seller Entity under an Intellectual Property License that is a Purchased Contract, in any material respect.
(iv)    The Seller Entities have made reasonable efforts to protect and maintain the proprietary nature of each material item of Purchased Intellectual Property and the confidentiality of the confidential Trade Secrets and other confidential information material to the Business.
(v)    To the Knowledge of Sellers, in the operation of the Business as conducted in the ordinary course of business (A) no Seller Entity is violating, and since the Petition Date, has violated, any Intellectual Property rights of any other Person and (B) there are no Legal Proceedings, pending or threatened, concerning any claim that a Seller Entity has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, in any material respect.
(e)    The Seller Entities take commercially reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by third parties. The Seller Entities comply with all applicable Laws with regards to the transmission and storage of such information.
5.10    Material Contracts.
(a)    Section 5.10(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Contracts (excluding, for the avoidance of doubt, Permits and Mineral Leases) to which the Sellers or the Joint Venture are a party or are bound, or by which any of the Purchased Assets are bound, as of the Effective Date, whether or not made in the ordinary course of business, which are material to the operation of the Business and the ownership and operation of the Purchased Assets (collectively, the “Material Contracts”). The Sellers have made available to Purchaser true, correct and complete copies of each Material Contract. Notwithstanding anything to the contrary, “Material Contracts” shall include all Executory Contracts (i) requiring payment by any of the Sellers in any twelve-month period of an amount in excess of $50,000 or amounts in the aggregate for the remaining term of the Contract after the Effective Date in excess of $100,000 or (ii) requiring payment to the Sellers in any twelve-month period of an amount in excess of $50,000 or amounts in the aggregate for the remaining term of the Contract after the Effective Date in excess of $100,000.
(b)    Except as set forth on Section 5.10(b) of the Seller Disclosure Schedule, subject to the Orders of the Bankruptcy Court, and except as set forth on Section 5.11 of the Seller Disclosure Schedule, (i) each Material Contract is a valid and binding agreement of those Sellers or the Joint Venture that are party thereto, enforceable in accordance with its terms against such Sellers or the Joint Venture, as applicable, and to the Knowledge of the Sellers, against each other party thereto; (ii) the Sellers for their own account, and as contractual operator of the Joint Venture, have performed, and, to the Knowledge of Sellers, each other party thereto has performed or shall perform, each term, covenant and condition of each Material Contract required to be performed; and (iii) other than the Bankruptcy Case, to the Knowledge of the Sellers, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a breach, violation or default by the Sellers or the Joint Venture or, to the Knowledge of the Sellers, the other parties thereto, under any of the Material Contracts.
(c)    Except as disclosed in the Sellers’ Bankruptcy Filings, and except as set forth on Section 5.11 of the Seller Disclosure Schedule, there are no on-going material renegotiations of, or attempts to materially renegotiate, any amounts paid or payable to or payable by the Sellers or the Joint Venture under any of the Material Contracts and no party has made a demand for such renegotiations.
(d)    Except as set forth on Section 5.10(d) of the Seller Disclosure Schedule, the Sellers and the Joint Venture have not, with respect to the Material Contracts: (i) become overproduced as to any Well or Mineral Lease so as to have a balancing obligation relative thereto, nor has it otherwise received any quantity of Hydrocarbons to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments or loans which shall require the performance of services or provision of Hydrocarbons under such Material Contracts on or after the Closing Date without being currently paid therefor other than in the normal cycle of billing. Except as set forth on Section 5.10(d) of the Seller Disclosure Schedule, the Sellers and the Joint Venture are not obligated, by virtue of any prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Mineral Leases at some future time without then or thereafter receiving the full contract price therefor. Except as set forth on Section 5.10(d) of the Seller Disclosure Schedule, there is no call upon, option to purchase or similar right to obtain Hydrocarbons from the Mineral Leases in favor of any Person other than pursuant to renewal rights or automatic renewal provisions contained in existing Contracts for the sale of Hydrocarbons.
(e)    The Sellers make no representation or warranty in this Section 5.10 with respect to Permits or Mineral Leases, it being understood that the Sellers’ sole representations and warranties with respect thereto are set forth in Section 5.6 and Section 5.18, respectively.

5.11    Litigation.
(a)    Except as related to the Bankruptcy Case, or as set forth on Section 5.11 of the Seller Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against any Seller or the Joint Venture that involve or relate to any of the transactions contemplated by this Agreement, the Ancillary Agreement or any other agreement, document or instrument contemplated hereby or thereby or affect any of the Purchased Assets or the Business or that could reasonably be expected to adversely affect Purchaser’s ability to conduct the Business after the Closing or the ownership or use by Purchaser of the Purchased Assets in the operation of the Business after the Closing.
(b)    Except as related to the Bankruptcy Case, or as set forth on either Section 5.6(a) or Section 5.11 of the Seller Disclosure Schedule, there is no Legal Proceeding pending, or, to the Knowledge of the Sellers, threatened in writing, against the Sellers, the Joint Venture or any of the Purchased Assets before any Governmental Body, arbitrator, or arbitration panel relating to rentals or royalties payable by the Sellers with respect to any Seller’s interest in the Purchased Assets or Hydrocarbons produced from the Purchased Assets. Neither the Business nor any of the Purchased Assets is subject to any outstanding Order.
5.12    Tax Matters. Except as set forth on Section 5.12 of the Seller Disclosure Schedule, (a) all material Tax Returns required to be filed by or with respect to the Sellers or the Joint Venture or the Purchased Assets have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects, (b) the Sellers have fully and timely paid all Taxes owed by the Sellers or the Joint Venture or owed with respect to the Purchased Assets (whether or not shown on any Tax Return), and have made adequate provision for any Taxes that are not yet delinquent, for all taxable periods, or portions thereof, ending on or before the date hereof, (c) no audit or other proceeding by any Governmental Body is pending or threatened with respect to any Taxes due from or with respect to the Sellers, the Joint Venture or with respect to the Purchased Assets, (d) no Governmental Body has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Sellers, the Joint Venture or with respect to the Purchased Assets and no claim has been made by any Governmental Body in a jurisdiction where the Sellers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (e) all deficiencies for Taxes asserted or assessed against the Sellers, the Joint Venture or with respect to the Purchased Assets have been fully and timely paid or settled, (f) the Sellers have provided to Purchaser copies of all Tax audit reports affecting the Purchased Assets, the Joint Venture or the Business that have been issued with respect to the previous five (5) taxable years of the Sellers, (g) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Sellers or with respect to the Purchased Assets or the Joint Venture for any taxable period and no request for any such waiver or extension is currently pending, (h) there are no Liens for

Taxes upon the assets or properties of the Sellers, including the Purchased Assets, or the Company’s membership interests in the Joint Venture or assets or properties of the Joint Venture, except for statutory Liens for Permitted Exceptions, (i) none of the Purchased Assets constitutes “tax exempt use property” within the meaning of section 168(h)(1) of the Code, and (j) none of the Purchased Assets is property required to be treated as being owned by another person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.
5.13    Environmental Matters. Except as set forth on Section 5.13 of the Seller Disclosure Schedule, (a) with respect to the Purchased Assets and the Business, no Seller Entity is the subject of any outstanding Order nor has any Seller Entity received any written notice, complaint or inquiry from any Governmental Body or any other Person respecting (i) Environmental Laws, Environmental Permits or Hazardous Materials, or (ii) a Remedial Action, (b) there is no investigation or Legal Proceeding pending, or, to the Knowledge of Sellers, threatened that could reasonably be expected to result in the Sellers incurring any material Liability pursuant to any applicable Environmental Law in connection with the Purchased Assets or the Business, including without limitation, any such Liability relating to the off-site treatment, storage, recycling or handling of any Hazardous Materials by or on behalf of the Sellers in connection with the Purchased Assets or the Business (c) there has been no Release of Hazardous Materials and no Person has been exposed to Hazardous Materials at, to, on, under or from the Real Property in a manner that could result in material Liability under Environmental Laws, (d) the Sellers are and have been in material compliance with Environmental Laws with respect to the Business and the Real Property, and (e) the Sellers have obtained, maintain and are in material compliance with all Permits which are required under or pursuant to Environmental Laws (the “Environmental Permits”) for the operation of the Purchased Assets and the Business, all such Environmental Permits are valid and in good standing, no Seller Entity has been advised by any Governmental Body of any actual or potential change in the status or terms and conditions of such Environmental Permit, and all material Environmental Permits held by the Sellers in connection with the Purchased Assets and the Business have been made available to Purchaser or shall be made available to Purchaser prior to the Closing. The Sellers have delivered or made available to Purchaser copies of all reports, assessments or tests with respect to compliance of the Real Property with any Environmental Laws or the presence or Release of Hazardous Material which are in the possession, custody or control of any Seller Entity. Neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement shall require any notification to or consent of any Governmental Body or the undertaking of any Remedial Actions pursuant to Environmental Laws.
5.14    Labor Matters.
(a)    The Sellers have made available to Purchaser a true, correct and complete list as of the Effective Date of all Employees, including each Employee’s (i) name, (ii) job title or function, (iii) job location, (iv) salary or wage rate, (v) bonus opportunity, commission status or other incentive compensation paid or payable for 2013, (vi) bonus, commission or incentive compensation paid in 2012, (vii) the amount of accrued but unused vacation time, (viii) date of hire, (ix) visa type (if applicable) and (x) current status (as to leave or disability status, full-time or part-time, exempt or nonexempt and temporary or permanent status). Section 5.14(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Service Providers, including each such Person’s (A) name, (B) function or services provided, (C) job location, and (D) current compensation structure. No Employee or Service Provider is located outside the jurisdiction of the United States.
(b)    The Sellers and their respective Affiliates have complied in all material respects with all applicable Labor Laws for all Employees and Service Providers, and to the Knowledge of Sellers, there is no basis for any claim that the Seller and its Affiliates are not in all material respects in compliance with the terms thereof. A properly completed Form I-9 is on file with respect to each Employee. Except as set forth in Section 5.11 of the Seller Disclosure Schedule, there is no pending, nor, to the Knowledge of Sellers, is there any threatened, Legal Proceeding reasonably likely to give rise to a material Liability asserting that any Seller or any of its Affiliates has committed an unfair labor practice, act of discrimination, or other similar complaints with respect to any Employee or Service Provider.
(c)    No Seller or any Affiliate of Seller is party to any labor, collective bargaining, union and similar Contracts with respect to any Employee or Service Provider. No collective bargaining or any other labor-related Contract with any labor union or labor organization is currently being negotiated with respect to any Employee or Service Provider. There is not pending or, to the Knowledge of Sellers, threatened, any organized effort or demand for recognition or certification or attempt to organize the Employees by any labor organization. There are no strikes, slow-downs, work stoppages, other labor disturbance or other concerted action by any union or other group of employees or other persons against or involving any Seller presently occurring or, to the Knowledge of Sellers, threatened against or involving any Seller.
(d)    There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to any Seller or the Business within the past six months. No Seller or any Affiliate of Seller has incurred any Liability under the WARN Act that remains unpaid or unsatisfied. Section 5.14(d) of the Seller Disclosure Schedule sets forth a true and complete list of any and all employment losses (within the meaning of the WARN Act) incurred at the Company during the ninety (90) day period prior to the date hereof.
(e)    No Seller has made any declarative statement to any Employee that such Employee would be retained by Purchaser or transfer with the Business after the Closing.

(f)    With respect to any Person performing services on behalf of the Business on or prior to the Closing, no Seller has any Liability with respect to any misclassification of such Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to such Person’s status as a leased employee.
(g)    Since the Petition Date, except for compensation or benefits increases that may be approved by the Bankruptcy Court pursuant to the Sellers’ motion under 11 U.S.C. § 503(c)(3) of the Bankruptcy Code filed with the Bankruptcy Court on May 3, 2013, or as would otherwise be permitted under Section 8.2 hereof, the Sellers have not increased the compensation or benefits paid or payable to any Employee or Service Provider under any Employee Benefit Plan or otherwise (including any such increase pursuant to any bonus, pension, profit sharing or other Employee Benefit Plan, and including any increase in any severance or termination pay).
5.15    Employee Benefit Plans.
(a)    Section 5.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (i) each material Employee Benefit Plan and (ii) a description of any commitment or announcement by any Seller or any of its Affiliates of an intention, to create any additional employee benefit or compensation plans, policies or arrangements for any Employee or Service Provider or to modify, suspend or terminate any Employee Benefit Plan, except as pursuant to any applicable Law. No Employee Benefit Plan is maintained outside of the jurisdiction of the United States.
(b)    With respect to each material Employee Benefit Plan, the Sellers have made available to Purchaser a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent documents constituting the Employee Benefit Plan, (ii) each related trust agreement or other funding instrument, (iii) the most recent IRS determination or opinion letter, if applicable, (iv) the most recent summary plan description, summary of material modifications and all other written communications (or a description of all material oral communications) by the Sellers or any of their respective Affiliates to the Employees concerning the extent of the benefits provided under an Employee Benefit Plan, (v) for the three most recent years (A) Forms 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports and (vi) for the three most recent years, all correspondence with the IRS, the DOL, the SEC or any other Governmental Body regarding the operation or the administration of the Employee Benefit Plan.
(c)    (i) Each Employee Benefit Plan has been established and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) with respect to each

Employee Benefit Plan, all reports, returns, notices and other documentation required to have been filed with or furnished to the IRS, the DOL, the SEC or any other Governmental Body or to the participants or beneficiaries of such Employee Benefit Plan have been filed or furnished on a timely basis, (iii) each Employee Benefit Plan that is intended to be qualified within the meaning of section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS to the effect that the Employee Benefit Plan satisfies the requirements of section 401(a) of the Code and that its related trust is exempt from taxation under section 501(a) of the Code and, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification, (iv) no individual who has performed services for the Business has been improperly excluded from participation in any Employee Benefit Plan, (v) no non-exempt “prohibited transaction” within the meaning of section 406 of ERISA or section 4975 of the Code has occurred involving any Employee Benefit Plan, and (vi) no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Employee Benefit Plan.
(d)    No Seller or any of its ERISA Affiliates has any current or projected Liability in respect of post-employment medical or life insurance benefits for any current or former Employee or Service Provider, except as may be required under COBRA or similar state Law, and at the expense of the current or former Employee or Service Provider.
(e)    No Seller or any of its ERISA Affiliates sponsors, maintains, contributes to or has any Liability in respect of, or has in the past six years sponsored, maintained, contributed to or had any Liability in respect of, any defined benefit pension plan (as defined in section 3(35) of ERISA) or plan subject to section 412 of the Code or section 302 of ERISA.
(f)    No Employee Benefit Plan is a Multiemployer Plan, and none of the Sellers and its ERISA Affiliates has at any time maintained or contributed to, or had any Liability in respect of, any Multiemployer Plan. No Employee Benefit Plan is a “multiple employer welfare arrangement” as defined in section 3(40) of ERISA.
(g)    None of the execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby, or the consummation of the transactions contemplated by this Agreement would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former Employee or Service Provider, or (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits.

(h)    With respect to each Employee Benefit Plan, (i) no Legal Proceedings (other than routine claims for benefits) are pending or, to the Knowledge of Sellers, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceedings, (iii) no audit or other Legal Proceeding by the DOL, the IRS or any other Governmental Body is pending or, to the Knowledge of Sellers, threatened and (iv) there are no audits or Legal Proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Transferred Benefit Plan.
(i)    As of the Effective Date, all contributions (including all employer contributions and employee salary reduction contributions), premium payments and Liabilities required to be made under the terms of any Employee Benefit Plan in respect of any Employee Benefit Plan or in accordance with applicable Law have been timely made or accrued in accordance with GAAP, and all contributions, premium payments and Liabilities for any period ending on or prior to the Closing Date which are not yet due will, on or prior to the Closing Date, have been paid.
5.16    Joint Venture.
(a)    Section 5.16(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (i) the formation and operating documents of the Joint Venture, including side letters and all amendments thereto (collectively, the “JV Formation Documents”), (ii) any financing and debt documents involving the Joint Venture and any term sheets and letters of intent, whether or not binding, relating to any such financing and debt documents, under which the Joint Venture may incur Indebtedness for money borrowed (collectively, but excluding any non-binding or preliminary term sheets or letters of intent, the “JV Debt Documents” and, together with the JV Formation Documents, the “Joint Venture Documents”), and (iii) the capital contributions of the Company made pursuant to any Joint Venture Document and a schedule of any future capital contributions to be made by the Company in the Joint Venture (collectively, the “Joint Venture Interest Records”).
(b)    Except as disclosed in Section 5.16(b) of the Seller Disclosure Schedule, the Company has not received any notice from any other Person requiring or requesting an additional capital contribution from the Company pursuant to any Joint Venture Document, and, to the Sellers’ Knowledge, the Sellers do not have an obligation to fund any additional capital contribution, relating thereto or to the Company’s membership interest in the Joint Venture.
(c)    True, correct and complete copies of the Joint Venture Documents have been made available to Purchaser. To the Knowledge of the Sellers, each of the Joint Venture Documents is valid, binding and in full force and effect, and neither the Sellers, nor, to the Sellers’ Knowledge, any other party thereto is in material default of its obligations thereunder, other than pursuant to the Bankruptcy Case, beyond any applicable notice or cure periods.
(d)     (i) The Joint Venture is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (ii) the Joint Venture is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary for it to carry on its business as now conducted, except where the failure to be so qualified would not be, individually or in the aggregate, material.
(e)    The Sellers own (beneficially and of record) 60% of the membership interests of the Joint Venture, free and clear of all Liens (other than Permitted Liens). Kinder Morgan Endeavor LLC owns (beneficially and of record) 40% of the membership interests of the Joint Venture. Except as set forth on Section 5.16(e) of the Seller Disclosure Schedule, there is no other membership interest of the Joint Venture authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized membership participation or phantom participation rights or similar rights with respect to the membership interests of the Joint Venture to which the Joint Venture is a party or is bound. The Joint Venture has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire membership interests having the right to vote) with the members of the Joint Venture on any matter. There are no agreements or arrangements to which the Joint Venture is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any membership interest or voting interest in, the Joint Venture, or (b) vote or dispose of any membership interests of the Joint Venture. Other than as set forth in the JV Formation Documents, no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity interests in the Joint Venture by the Sellers or by the Joint Venture.
5.17    Brokers or Financial Advisors. No Person has acted, directly or indirectly, as a broker, agent, finder or financial advisor for the Sellers in connection with the transactions contemplated by this Agreement and each agreement, document or instrument contemplated hereby, and no Person is entitled to any fee or commission or like payment in respect thereof, except Jefferies, LLC, whose fees, costs and expenses shall be paid by the Sellers.
5.18    Mineral Leases.
(a)    Section 2.1(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Mineral Leases owned by the Sellers. All of the Mineral Leases are in full force and effect as of the Effective Date, and the Sellers are not in breach or violation of or default in any material respect under any Mineral Lease. All rentals payable under the Undeveloped Leases prior to the Effective Date have been timely and properly paid, and all rentals that will become payable under the Undeveloped Mineral Leases through November 1, 2013, have been or will be properly paid prior to the Closing Date.
(b)    The Sellers have Defensible Title to the Mineral Leases except as set forth on Section 5.18(b) of the Seller Disclosure Schedule.
(c)    Section 5.18(c) of the Seller Disclosure Letter sets forth with respect to the Undeveloped Leases (i) the approximate total net mineral acres covered by Sellers’ interest in the Undeveloped Leases located in Sellers’ (A) Bakken/Three Forks development area in the Williston Basin in North Dakota and Montana, (B) Niobrara development area in the Denver Julesburg Basin in Wyoming, and (C) Haynesville/Bossier development area in East Texas, and (ii) the approximate total net mineral acres covered by the Undeveloped Leases in each such area subject to lease expirations in each year from 2013 through 2018 and beyond (if applicable).
(d)    All royalties, overriding royalty interests and other payments due under each of the Mineral Leases and applicable Law have been timely and accurately paid, except (i) to the extent the Sellers were specifically directed not to pay such amounts by the Bankruptcy Court, and (ii) amounts that are being held in suspense as a result of returned mail, checks not negotiated, title issues, or other required actions of the royalty owners in the ordinary course of business, in circumstances that do not provide any third party a right to terminate any such Mineral Lease. Section 5.18(d) of the Seller Disclosure Schedule lists the accrued suspense funds as of the Effective Date.
5.19    Wells.
(a)    Section 2.1(d) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Wells owned by the Sellers for use in connection with the Business as of the Effective Date. All Wells operated by the Sellers and, to the Knowledge of the Sellers, all Wells operated by third parties in which the Sellers have a working interest, have been drilled and completed at locations, and within the limits, permitted by Governmental Body, all applicable leases, contracts, and pooling, spacing or unit agreements. Section 2.1(d) of the Seller Disclosure Schedule indicates the Wells in which any Seller is the operator of as of the Effective Date. To the Knowledge of the Sellers, there is no pending vote, or any outstanding request for a vote (whether written or oral), to have any Seller removed as operator of any of the Wells for which any Seller is currently designated as the operator.
(b)     No Well is subject to penalties on allowables due to overproduction prior to the Effective Date or any other violation of Law.

(c)    Except as set forth on Section 5.19(c) of the Seller Disclosure Schedule, to the Knowledge of the Sellers, there are no Wells that (i) Seller is currently obligated by any applicable Law or Contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all respects with applicable Law or Contract.
(d)    Section 5.19(d) of the Seller Disclosure Schedule contains a list of all Wells operated by the Sellers that are inactive as of the Effective Date. To the Knowledge of the Sellers, all Wells included in the Purchased Assets that are being utilized as water supply or salt water disposal wells are properly permitted and equipped for such operations.
5.20    Sale Contracts. Except as set forth on Section 5.20 of the Seller Disclosure Schedule and except for (a) contracts governing the sale of oil or gas in the ordinary course of business which are terminable by the Sellers without penalty on sixty (60) or fewer days’ notice, or (b) the disposition in the ordinary course of business of equipment no longer suitable for or used in oil and gas field operations, there are no Contracts or options to which any of the Sellers is a party outstanding for the sale, exchange or transfer of any of the Sellers’ interest in the Purchased Assets or any portion thereof.
5.21    Gas Imbalances. Except as set forth on Section 5.21 of the Seller Disclosure Schedule, there do not exist, as of the most recent date for which information is available that is set forth on Section 5.21 of the Seller Disclosure Schedule, any gas imbalances (gathering, processing, transportation or otherwise) that are associated with the Purchased Assets that would require a material payment to a third party and for which Purchaser would (following consummation of the transactions contemplated hereby) be responsible.
5.22    Preferential Purchase Rights. Except as set forth on Section 5.22 of the Seller Disclosure Schedule, there are no Preferential Purchase Rights relating to any of the Purchased Assets.
5.23    Current Commitments. Section 5.23 of the Seller Disclosure Schedule sets forth, as of the Effective Date, all authorities for expenditures relating to the Purchased Assets to drill or rework the Wells or for other capital expenditures pursuant to the Purchased Contracts for which all of the activities anticipated in such authorities for expenditures or commitments have not been completed by the Effective Date.
5.24    Certain Regulation. None of the assets and properties of the Joint Venture are subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act (15 U.S.C. section 717, et seq.) or under the Natural Gas Policy Act of 1978 (15 U.S.C. section 3301).

5.25    Powers of Attorney. There are no Persons holding a power of attorney on behalf of the Sellers that would enable any such Person to sell, convey, assign, lease, encumber or otherwise transfer or dispose of any of the Purchased Assets.
5.26    Accounts Receivable. All accounts receivable of the Business have arisen in the ordinary course of business, represent valid assets of the Sellers and the Joint Venture and, subject only to reserves for bad debts calculated in the ordinary course of business, have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms.
5.27    Suitability of Purchased Assets and Assets and Properties of the Joint Venture.
(a)    The Purchased Assets and the assets of the Joint Venture: (i) constitute all the assets used or held for use by the Sellers and the Joint Venture in connection with or otherwise related to the Business, other than the Excluded Assets; (ii) will permit Purchaser to conduct the Business substantially as it is being conducted on the Effective Date and to perform all the Assumed Liabilities; (iii) are in good working order (subject to normal wear and tear) and are suitable for the uses which they are intended, except as would not, individually or in the aggregate, have a Seller Material Adverse Effect; and (iv) to the Knowledge of the Sellers, will permit Purchaser to comply as of the Closing Date in all material respects with all Laws, Permits and Orders applicable as of the Closing Date to the Business.
(b)    To the Knowledge of the Sellers, since September 30, 2012, there has been no condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Purchased Assets, the assets and properties of the Joint Venture or the Business in any material respect which has not subsequently been completely repaired, replaced or restored.
5.28    Insurance and Bonds. Section 5.28 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all insurance policies of the Sellers and the Joint Venture which insure the Business or any of the Purchased Assets, and a true, correct and complete list of all letters of credit, surety bonds and performance bonds required to be obtained by the Sellers and the Joint Ventures in connection with the Business. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid, and other than has been disclosed on Section 5.28 of the Seller Disclosure Schedule, no notice of cancellation or termination has been received with respect to any such insurance policy.
5.29    Affiliate Transactions. Except as set forth in Section 5.29 of the Seller Disclosure Schedule or disclosed in Seller’s SEC Filings, no current or, to the Knowledge of the Sellers, no former director, officer, employee, Affiliate or Representative of the Business (nor any spouse or child of any of such Persons, or any trust, partnership or corporation in which any of such Persons has a material economic interest) (a) owns any property, assets, interests and rights, tangible or intangible, that is a Purchased Asset or that is material to the conduct of the Business, (b) has filed or otherwise has any Legal Proceeding against the Business, (c) is a controlling Affiliate of any customer or supplier of the Business, or (d) is a party to or the beneficiary of any Contract with the Business.
5.30    Sellers as Debtor in Possession; No Trustee. From the Petition Date through the Effective Date, the Sellers have been at all times in their Bankruptcy Case debtors-in-possession pursuant to section 1107 of the Bankruptcy Code, and no trustee or examiner has been appointed in the Bankruptcy Case.
5.31    Purchaser Membership Interests and Specified Membership Interest. Subject to the accuracy of the representation and warranty provided by Purchaser in Section 6.8 and any Liens set forth in the operating agreement governing Purchaser, upon the surrender and release of the Credit Bid Obligations, the Disbursing Agent, as agent for the First Lien Lenders (and, if any of the DIP Obligations are included in the Credit Bid Amount, as agent for the DIP Lenders), will acquire valid and unencumbered title to the Purchaser Membership Interests and the Specified Membership Interest (which together shall represent 100% of the membership interests in Purchaser), free and clear of any Liens and adverse claims caused or created by the Sellers, to the extent set forth in the Sale Order.
5.32    DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE DIP CREDIT AGREEMENT, AND EACH OTHER AGREEMENT, DOCUMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE; (ii) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE MINERAL LEASES OR OTHERWISE CONSTITUTING A PORTION OF THE MINERAL LEASES OR WELLS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE MINERAL LEASES, INCLUDING, WITHOUT LIMITATION, SEISMIC DATA AND THE SELLERS’ INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE MINERAL LEASES TO PRODUCE HYDROCARBONS, INCLUDING, WITHOUT LIMITATION, PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE MINERAL LEASES; (vi) THE ENVIRONMENTAL CONDITION OF THE MINERAL LEASES; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (viii) THE TAX ATTRIBUTES OF ANY OF THE MINERAL LEASES; (ix) ANY

OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO PURCHASER BY THE SELLERS OR OTHERWISE CONSTITUTING A PORTION OF THE PURCHASED ASSETS; AND (x) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN ANY EXHIBIT HERETO. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY THE SELLERS (OTHER THAN DATA, INFORMATION OR OTHER RECORDS (INCLUDING DATA, INFORMATION OR OTHER RECORDS MADE AVAILABLE TO PURCHASER) TO THE EXTENT REPRESENTED OR WARRANTED TO BY THE SELLERS IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE DIP CREDIT AGREEMENT, AND EACH OTHER AGREEMENT, DOCUMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY) ARE PROVIDED TO PURCHASER AS A CONVENIENCE, AND PURCHASER’S RELIANCE ON OR USE OF THE SAME IS AT PURCHASER’S OWN RISK. PRIOR TO THE CLOSING, PURCHASER SHALL HAVE INSPECTED OR OTHERWISE WAIVED ITS RIGHT TO INSPECT THE PURCHASED ASSETS FOR ALL PURPOSES AND SHALL HAVE SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). PURCHASER IS RELYING SOLELY UPON THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE DIP CREDIT AGREEMENT, AND EACH OTHER AGREEMENT, DOCUMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, AND ITS OWN INSPECTION OF THE PURCHASED ASSETS, AND PURCHASER SHALL OTHERWISE ACCEPT THE PURCHASED ASSETS DELIVERED AT CLOSING ON A “WHERE IS” AND, AS TO CONDITION, “AS IS” BASIS.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to the Sellers that:
6.1    Organization and Good Standing. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of its organization.
6.2    Authorization of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or similar action on the part of Purchaser. This Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby to be delivered at or prior to Closing shall be duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party constitutes the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its respective terms and provisions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
6.3    Conflicts; Consents of Third Parties.
(a)    The execution and delivery by Purchaser of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by‑laws or comparable organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, (ii) the entry of the Bidding Procedures Order and the Sale Order and (iii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.4    Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is not subject to any Order, except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
6.5    Brokers or Financial Advisors. No Person has acted, directly or indirectly, as a broker, agent, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and each agreement, document or instrument contemplated hereby and no Person is entitled to any fee or commission or like payment in respect thereof, except Sandler O’Neill & Partners, L.P., the Trustee and the Disbursing Agent whose fees, costs and expenses shall be paid by the Company to the extent permitted under the DIP Credit Agreement and DIP Orders.
6.6    No Other Representations or Warranties; Condition of the Business. Purchaser acknowledges that the Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Sellers in this Agreement, the Assignment and Assumption Agreement, the other Ancillary Agreements or the DIP Credit Agreement, and each other agreement, document or instrument contemplated hereby or thereby.
6.7    Continuity of Business Enterprise. It is the present intention of Purchaser to directly, or indirectly through its subsidiaries, continue at least one historic business line of the Company, or use at least a significant portion of each Seller’s historic business assets in a business, in each case, within the meaning of Treasury Regulations section 1.368-1(d).
6.8    Purchaser Membership Interests and Specified Membership Interest.
(a)    As of the Closing, the Purchaser Membership Interests and the Specified Membership Interest (which together shall represent 100% of the membership interests in Purchaser) will have been duly authorized and, when the Purchaser Membership Interests and the Specified Membership Interest have been sold, transferred and delivered in accordance with this Agreement on the Closing Date, will have been validly issued, and will be fully paid and non-assessable, and not issued in violation of any preemptive or similar rights.
(b)    As of the Closing, there will be no other outstanding membership interest of Purchaser other than the Purchaser Membership Interests and the Specified Membership Interest (which together shall represent 100% of the membership interests in Purchaser)

ARTICLE VII
BANKRUPTCY COURT MATTERS
7.1    Competing Transaction. This Agreement is subject to the approval by the Bankruptcy Court and the consideration by the Sellers and the Bankruptcy Court of higher or better competing bids for the Purchased Assets. From and after the Effective Date until the date that the auction contemplated by the Bidding Procedures Order is declared closed by the Sellers (the “Auction Date”), the Sellers are permitted, in accordance with the Bidding Procedures Order, to cause their respective Representatives and Affiliates to initiate contact with, or solicit or encourage the submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its respective Affiliates and Representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of (i) all, or substantially all of, the Purchased Assets or (ii) portions of the Purchased Assets that constitute less than all or substantially all of the Purchased Assets, but only to the extent that the aggregate amount of the bids referred to in clauses (i) and (ii) either individually or, in the case of (ii), in the aggregate, exceed the Credit Bid Amount (unless otherwise consented to by Purchaser, the Trustee and the Required Lenders in writing), to a purchaser or purchasers other than Purchaser or effecting any other transaction the consummation of which would be substantially inconsistent with the transactions contemplated by this Agreement to the extent, but only to the extent, that the Company determines in good faith that so doing is permitted or required by the Bidding Procedures Order (a “Competing Transaction”).
7.2    Bankruptcy Court Filings. The Sellers shall file with the Bankruptcy Court a motion seeking entry of the Bidding Procedures Order and the Sale Order, which motion, Bidding Procedures Order, Sale Order and related filings and exhibits shall be in form and substance satisfactory to Purchaser, the Trustee and the Required Lenders. The Sellers shall attach to such motion and propose the entry of the Bidding Procedures Order and the Sale Order. Subject to Section 7.1, the Sellers shall thereafter pursue diligently the entry of the Bidding Procedures Order and the Sale Order. Purchaser agrees that it shall promptly take such actions as are reasonably requested by the Sellers to assist in obtaining entry of the Bidding Procedures Order and the Sale Order and a finding of adequate assurance of future performance by Purchaser of the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event that the entry of the Bidding Procedures Order or the Sale Order is appealed or a stay pending appeal is sought, the Sellers shall oppose the appeal or the stay pending appeal and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation). Notwithstanding the foregoing, any resulting changes to this Agreement or any Ancillary Agreement or resulting changes to the Bidding Procedure Order and the Sale Order shall be subject to Purchaser’s, the Trustee’s and the Required Lenders’ approval in their sole discretion. The Sellers shall provide Purchaser with drafts of any and all pleadings and proposed orders to be filed or submitted in connection with this Agreement and the transactions contemplated hereby, and such pleadings and proposed orders shall be in form and substance reasonably acceptable to Purchaser, the Trustee and the Required Lenders. The Sellers shall give Purchaser reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Sale Order and Purchaser and Trustee shall have the right to attend and seek to be heard at any such hearings.
ARTICLE VIII
COVENANTS
8.1    Access and Information.
(a)    From the Effective Date through the Closing Date, Purchaser shall be entitled, through its officers, employees, consultants and Representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business, including the conduct of environmental assessments of the Real Property and title checks, and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted upon reasonable advance notice and under reasonable circumstances and reasonable business hours and, with respect to Purchased Assets operated by third parties, shall be subject to the consent of such third party operators, which consent Seller shall use commercially reasonable efforts to obtain. The Sellers shall direct and use their commercially reasonable efforts to cause the other Seller Entities, the Joint Venture and their respective officers, employees, consultants, agents, accountants, attorneys and other Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination. No investigation by Purchaser or its Representatives prior to or after the Effective Date shall affect or be deemed to modify any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement. From the Effective Date through the Closing Date, the Sellers shall promptly deliver or make available to Purchaser all material pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding related to the Business, the Purchased Assets and the transactions contemplated by this Agreement. It is understood that if a third-party operator, and not any Seller, controls access to any of the Real Property or other property that constitute Purchased Assets, the Sellers shall use their commercially reasonable efforts to cause such operator(s) to permit Purchaser to have access to such Purchased Assets.
(b)    Purchaser shall indemnify and hold harmless the Sellers from and against any and all claims arising from Purchaser’s inspection of the Purchased Assets (including claims for personal injuries, property damage and reasonable documented attorneys’ and experts’ fees) AND SPECIFICALLY INCLUDING THOSE CLAIMED TO BE ATTRIBUTABLE TO, ARISING OUT OF, OR CAUSED BY THE NEGLIGENCE OR STRICT LIABILITY OF THE SELLERS, WHETHER IN WHOLE OR IN PART, BUT EXCLUDING CLAIMS TO THE EXTENT CAUSED OR EXACERBATED BY THE SELLERS’ GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.
(c)    From the Effective Date until the Closing Date, the Sellers shall provide to Purchaser within fourteen (14) days after each fiscal calendar month beginning on the first day of the first fiscal calendar month after the Effective Date until the Closing Date, monthly financial data, operating statements (including, for the avoidance of doubt, lease operating reports prepared with respect to individual Purchased Assets, as applicable) and information as is regularly prepared for the Sellers’ internal use in respect of the Business, including the monthly operating statements required to be filed with the Bankruptcy Court, and which shall also include, for the avoidance of doubt, financial statements for each of (i) the operations of the Business in the Bakken/Three Forks development area in the Williston Basin in North Dakota and Montana, (ii) the operations of the Business in the Niobrara development area in the Denver Julesburg Basin in Wyoming, (iii) the operations of the Business in the Haynesville/Bossier development area in East Texas and (iv) the Joint Venture. Such financial information described this Section 8.1(c) (the “Pre-Closing Financial Statements”) shall be prepared by the Sellers in good faith in accordance with the Company’s policies for preparation of such financial information and the books of account and records of the Business, and, where applicable, shall comply in all material respects with the instructions and guidelines promulgated by the Office of the United States Trustee for the preparation of monthly operating reports for business by debtors.
8.2    Actions Pending the Closing.
(a)    Except (1) as required by applicable Law or by the Bankruptcy Case, or (2) the limitations of the DIP Credit Agreement, or (3) as otherwise expressly contemplated by this Agreement, or (4) with the prior written consent of Purchaser, during the period from the Effective Date to and through the Closing Date, the Sellers shall, and shall cause the other Seller Entities and Seller shall operate the Joint Venture to:
(i)    conduct the Business in substantially the same manner as conducted as of the Effective Date in the ordinary course of business;
(ii)    use their commercially reasonable efforts to (A) maintain and preserve the business organization and management of the Business intact, (B) keep available the services of the Employees, and (C) maintain the existing relations with customers, distributors, suppliers, creditors, business partners, Service Providers, Employees and others having business dealings with the Business;
(iii)    file all material Tax Returns and pay or deposit all material Taxes on a timely basis in the ordinary course of business;
(iv)    (A) maintain all Purchased Assets in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto in the ordinary course of business, and (B) defend and protect the Purchased Assets from infringement or deterioration;
(v)    pay all undisputed accounts payable and collect all accounts receivable in the ordinary course of business;
(vi)    comply with all applicable Laws (including Environmental Laws) in all material respects; and
(vii)    deliver any operational proposals or authorities for expenditures regarding the Wells and Mineral Leases.
(b)    Except (1) as required by applicable Law or permitted within the Bankruptcy Case, or (2) as permitted under the DIP Credit Agreement, or (3) as otherwise contemplated by this Agreement, or (4) with the prior written consent of Purchaser, during the period from the Effective Date to and through the Closing Date, the Sellers shall not, and shall cause the other Seller Entities and operate the Joint Venture so as not to:
(i)    permit, offer, agree or commit (in writing or otherwise) to permit, any of the Purchased Assets to become subject, directly or indirectly, to any Lien or Legal Proceeding, except for any Permitted Liens;
(ii)    enter into any Contract for the direct or indirect sale (whether by merger, sale of assets or stock, or otherwise), transfer, financing, assignment, conveyance, lease recapitalization or other disposition of the Business as a whole or any Purchased Asset (including any Hydrocarbon sales, supply, or exchange contract, but excluding, any disposition in connection with the plugging and abandoning of dry or non-commercial Wells) or that otherwise affects any Purchased Asset or the ability of Purchaser to determine the number of Employees it will be hiring, their qualifications and their terms and conditions of employment; provided, that this Section 8.2(b)(ii) shall not be deemed to prohibit the Sellers from entering into (A) Contracts for the purchase, gathering, processing, transportation, and sale of Hydrocarbon production in the ordinary course of business; provided, that each such Contract is terminable by the applicable Seller without penalty upon 60 days’ or less notice, and (B) a Contract to consummate a Competing Transaction;
(iii)    other than in the ordinary course of business (A) enter into any Contract that would constitute a Material Contract, if in effect on the Effective Date, or (B) assume, amend, modify or terminate any Material Contract to which a Seller Entity or the Joint Venture is a party or by which any Seller Entity or the Joint Venture is bound and that is used in or related to the Business or the Purchased Assets (including any Purchased Contract), or fail to exercise any renewal right with respect to any Material Contract (including any Real Property Lease) that by its terms would otherwise expire;
(iv)    move any equipment, machinery, or other Purchased Assets from the facilities of the Business, except for the movement in the ordinary course of business of any personal property, fixtures, equipment or other Purchased Assets related to a Well that has been plugged and abandoned as dry or non-commercial;
(v)    make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Business, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Business, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(vi)    adopt, establish, enter into, amend, terminate or increase the benefits under any Employee Benefit Plan or other employee benefit, plan, practice, program, policy or Contract that will be a Transferred Benefit Plan, in any case other than as may be required by the terms of such Employee Benefit Plan or other Contract, as may be required by applicable Law, in order to qualify under sections 401 and 501 of the Code, or in order to comply with section 409A of the Code;
(vii)    materially increase the compensation or benefits (including granting any bonuses, whether monetary or otherwise) of any current or former Employee or Service Provider other than as provided for in any Employee Benefit Plan or written Contract (x) in effect as of the Effective Date or (y) that will not be a Transferred Benefit Plan;
(viii)    grant or increase any severance, retention, change-of-control or similar payments to any current or former Employee or Service Provider other than as provided for in any Employee Benefit Plan or written Contract made available to Purchaser prior to the Effective Date; or
(ix)    enter into any collective bargaining agreement or similar Contract;
(x)    compromise any material Indebtedness or claim or waive or release any right of the Seller Entities that constitutes a Purchased Asset;
(xi)    assign, sublet, pledge, encumber, terminate, amend or modify in any manner any Real Property;
(xii)    permit the lapse of any right relating to the Purchased Intellectual Property or any other intangible Purchased Asset;
(xiii)    use any Purchased Asset (other than cash or cash equivalents of the Business) to pay for any cost or expense arising out of or relating to the transactions contemplated hereby;
(xiv)    enter into any Contract to license any Purchased Intellectual Property or renew, extend, expand or otherwise amend the terms of any existing Intellectual Property License;
(xv)    commit to participate in the drilling of any new Well, other new operations on the Real Property or capital projects that are inconsistent with the terms of the DIP Credit Agreement or any budget in connection therewith;
(xvi)    merge or consolidate any Seller Entity or the Joint Venture with any other Person or acquire any business or equity interests or any other Person;
(xvii)    not take any action that would constitute or result in an Event of Default (as defined in the DIP Credit Agreement);
(xviii)    create or distribute any authority for expenditures on Wells and Mineral Leases, or make an election to consent or non-consent to any authority for expenditure or operations proposal regarding the Wells and Mineral Leases; or
(xix)    take, or agree, commit or offer (in writing or otherwise) to take, any actions in violation of this Section 8.2(b).
8.3    Consents and Permits. The Sellers shall use their commercially reasonable efforts (and shall use their commercially reasonable efforts to cause the Joint Venture to), and Purchaser shall use its commercially reasonable efforts and shall cooperate with the Sellers and the Joint Venture, to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including, the consents and approvals referred to in Section 5.3(b) hereof and the Necessary Consents; provided, however, that none of Sellers nor the Joint Venture shall have any obligation to pay any amount to any third party to secure such third party’s consent or approval. Purchaser and the Sellers shall use their commercially reasonable efforts to obtain the issuance, or transfer of, all Permits (including Environmental Permits) required to be issued, transferred or reissued to Purchaser in connection with the acquisition of the Purchased Assets and the operation of the Business by Purchaser following the Closing Date. The Sellers shall use their commercially reasonable efforts (and shall use their commercially reasonable efforts to cause the Joint Venture to), and Purchaser shall use its commercially reasonable efforts, to give and make all notices and reports that the Sellers and the Joint Venture or Purchaser are required to make to the appropriate Governmental Bodies and other Persons with respect to the Permits (including Environmental Permits) that may be necessary for the sale of the Purchased Assets to Purchaser at the Closing.
8.4    Further Assurances.
(a)    Subject to the other provisions of this Agreement, Purchaser and each Seller shall use their commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) provide the other parties with reasonable cooperation and take such actions as such other parties may reasonably request in connection with the consummation of the transactions contemplated by this Agreement, (iii) at or following the Closing (to the extent applicable), execute and deliver such additional documents, instruments, assignments, conveyances and assurances (including with respect to the Owned Real Property (but excluding, for purposes of clarification, any Owned Real Property that is fee minerals only), all such affidavits, certificates and other instruments as may be required by a nationally recognized title company or as reasonably requested by Purchaser for purpose of issuing title insurance policies to Purchaser, with, to the extent practicable, the standard, pre-printed exceptions (other than with respect to survey mattes) deleted), and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and (iv) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each of Purchaser and the Sellers shall use its commercially reasonable efforts to defend any Legal Proceedings which would prevent the condition to Closing described in Section 9.4(a) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body with respect thereto vacated or reversed, and shall cooperate with each other in connection with the foregoing.
(b)    If after the Closing (i) Purchaser holds any Excluded Assets or Excluded Liabilities or (ii) any Seller Entity holds any Purchased Assets or Assumed Liabilities (including any proceeds, accounts receivable, notes receivable, income, revenues, monies and other items attributable to the Purchased Assets), Purchaser or the applicable Seller Entity, shall promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other party. Prior to any such transfer, the party receiving or possessing any such asset shall hold it in trust for such other party. The Sellers hereby grant Purchaser an irrevocable power of attorney to endorse such checks, drafts and other instruments, and any check, draft or other instrument arising from and after the Closing that constitute Purchased Assets issued in the name of the Sellers.
8.5    Publicity. The initial press release concerning this Agreement and the transactions contemplated hereby shall be in the form previously agreed by the parties. Prior to the Closing, none of the parties hereto shall issue any press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval shall not be unreasonably withheld, conditioned or delayed, unless such disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement; provided, however, that the party intending to make such release uses its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof to the extent practicable. After the Closing, the parties may issue public announcements regarding the transactions contemplated hereby so long as such announcements, in the case of announcements made by the Sellers, do not disclose the specific terms or conditions of this Agreement except where such terms and conditions have already been disclosed as required by Law, applicable stock exchange regulation or in filings that any Seller has made in the Bankruptcy Court; provided, however, that the issuing party shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof to the extent practicable.
8.6    Notification of Certain Matters.
(a)    From time to time prior to the Closing, the Sellers shall promptly deliver written notice to Purchaser and the Trustee of (i) any event, change, effect, condition, state of facts, or occurrence that comes to the Knowledge of Sellers that (A) would reasonably be expected to (x) cause a breach of the Sellers’ covenants under this Agreement, (y) render the satisfaction of the conditions in Section 9.1 or Section 9.4 reasonably unlikely to be fulfilled, or (z) prevent, prohibit or delay the Closing, (B) would reasonably be expected to constitute a Seller Material Adverse Effect; or (C) that, if occurring or arising or in existence before or on the date of this Agreement would have caused a representation or warranty of the Sellers to be inaccurate or deficient; (ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; and (iii) the commencement of any Legal Proceedings relating to the Business or the Purchased Assets. The delivery of any notice pursuant to this Section 8.6(a) shall not have any effect on the satisfaction of the condition to closing set forth in Section 9.1(a) or Purchaser’s right to terminate the Agreement pursuant to Section 4.4(c), and shall not be deemed to amend or supplement any Section of the Seller Disclosure Schedule, limit or otherwise affect any remedies available to Purchaser or prevent or cure any misrepresentations or breach of warranty.
(b)    From time to time prior to the Closing, Purchaser shall promptly deliver written notice to the Sellers of (i) any event, change, effect, condition, state of facts, or occurrence that comes to the knowledge of Purchaser that (A) would reasonably be expected to (x) cause a breach Purchaser’s covenants under this Agreement, (y) render the satisfaction of the conditions in Section 9.2 or Section 9.4 reasonably unlikely to be fulfilled, or (z) prevent, prohibit or delay the Closing, (B) would reasonably be expected to constitute a Purchaser Material Adverse Effect; or (C) that, if occurring or arising or in existence before or on the date of this Agreement would have caused a representation or warranty of Purchaser to be inaccurate or deficient; and (ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 8.6(b) shall not have any effect on the satisfaction of the condition to closing set forth in Section 9.2(a) or Sellers’ right to terminate the Agreement pursuant to Section 4.4(d), and shall not be deemed to limit or otherwise affect any remedies available to the Sellers or prevent or cure any misrepresentations or breach of warranty.
8.7    Intellectual Property Record Title. Prior to Closing, the Sellers shall use their commercially reasonable efforts to ensure that record title for all U.S. Registered Intellectual Property is updated, complete, and in the name of a Seller Entity and, for any Registered Intellectual Property records not updated, anywhere in the world, the Sellers shall use their commercially reasonable efforts to provide Purchaser with applicable assignments suitable for Purchaser to record and update title as it may reasonably deem necessary.
8.8    Casualty and Insurance.
(a)    The Sellers shall maintain until Closing all existing insurance policies relating to the Business or the Purchased Assets (the “Seller Policies”), at their sole cost and expense. If, between the date hereof and the Closing, any of the Purchased Assets shall be damaged or destroyed by fire, theft, vandalism or other casualty event, or become subject to any condemnation or eminent domain proceeding, the Sellers shall promptly notify Purchaser in writing of such fact and Purchaser shall have the option to (a) acquire such Purchased Assets on an “as is” basis and take an assignment from the Sellers of any and all insurance proceeds payable to the Sellers in respect of such event, (b) elect to exclude such Purchased Asset from this Agreement, or (c) in the event such event would have a Seller Material Adverse Effect, terminate this Agreement and the transactions contemplated hereby.
(b)    The Sellers shall add Purchaser (or cause Purchaser to be added) as an additional insured or loss payee, as applicable, on each Seller Policy (other than directors’ and officers’ liability insurance terminable upon the Closing) for the duration of each Seller Policy as is in effect on the Effective Date, effective as of the Closing Date. For the avoidance of doubt, the Sellers shall not be required to renew any Seller Policy beyond the duration that is in effect on the Effective Date. Purchaser shall be entitled to insurance proceeds paid under such Seller Policies with respect to any claim relating to a Purchased Asset or an Assumed Liability or the Business generally from and after the Closing Date.
8.9    Use of Names.
(a)    Except to the extent relating to the Joint Venture, after the Closing, the Sellers shall, and shall cause the Seller Entities to promptly discontinue use of and, as applicable, remove from any buildings, signs, vehicles or other asset or property of any Seller Entity, any Trademarks included in the Purchased Intellectual Property and any variations thereof.
(b)    Purchaser shall replace signage at Wells to the extent required by applicable Law.
8.10    Confidentiality. Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by the Sellers to prospective bidders and that, except as prohibited herein, such disclosure shall not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement or otherwise. The Sellers acknowledge and agree that from and after the Closing, all non-public information relating to the Business, including the Purchased Assets and the Assumed Liabilities, shall be valuable and proprietary to Purchaser and its Affiliates. The Sellers agree that, from and after the Closing, no Seller shall, and the Sellers shall cause the other Seller Entities not to, disclose to any Person any information relating to Purchaser and its Affiliates, or the Business, including the Purchased Assets and the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 8.10; provided, that the Sellers shall use their commercially reasonable efforts, and shall cause the other Seller Entities to use their commercially reasonable efforts, consistent with such applicable Law requirement to consult with Purchaser with respect to the text thereof to the extent practicable. The Sellers acknowledge and agree that the remedies at law for any breach or threatened breach of this Section 8.10 by any Seller Entity are inadequate to protect Purchaser and its respective Affiliates and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, without prejudice to any other rights or remedies otherwise available to Purchaser or its respective Affiliates, each party acknowledges and agrees that upon any breach or threatened breach by a Seller Entity of the terms and conditions of this Section 8.10, Purchaser and its respective Affiliates, as applicable shall be entitled to seek immediate injunctive relief and to an order restraining any threatened or future breach from any court of competent jurisdiction without proof of actual damages or posting of any bond in connection with any such remedy. The provisions of this Section 8.10 shall survive the Closing.
8.11    Employee Matters.
(a)    The Sellers shall promptly update the list of Employees made available to Purchaser pursuant to Section 5.14(a) and Section 5.14(a) of the Seller Disclosure Schedule to reflect any and all employment or service hirings or terminations occurring prior to the Closing Date, with the final such update to occur no later than five (5) Business Days prior to the Closing Date (it being understood that the Sellers will inform Purchaser in writing of the termination of employment or services of an Employee or Service Provider following the date hereof). In addition, the Sellers shall provide Purchaser no later than five (5) Business Days following the Closing Date a true, correct and complete list of any and all employment losses (within the meaning of the WARN Act) incurred at the Company during the ninety (90) day period prior to and including the Closing Date.
(b)    The Sellers shall provide Purchaser, upon execution of this Agreement, with access to the Employees at times and in a manner reasonably acceptable to the Seller, and with information reasonably requested by Purchaser with respect to compensation and benefits of the Employees. Purchaser or one of its Affiliates shall offer employment to the employees of the Sellers as it shall determine in its sole discretion (the “Offered Employees”). All Offered Employees who (A) accept the offer of employment from Purchaser or one of its Affiliates and (B) commence employment with Purchaser or one of its Affiliates as of immediately following the Closing shall be referred to herein as the “Transferred Employees.” Unless a written acceptance of an offer of employment is required by applicable Law, an Offered Employee who is actively at work with Purchaser or one of its Affiliates as of the Closing Date and continues employment shall be deemed to have accepted the offer of employment from Purchaser or one of its Affiliates, unless such Offered Employee specifically declines such offer of employment.
(c)    The employment of each Transferred Employee with Purchaser or one of its Affiliates shall commence immediately upon the Closing and shall be deemed, for all purposes, consistent with applicable Law and except as otherwise expressly provided herein, to have occurred with no interruption or break in service and no termination of employment; provided, however, that any Inactive Employee shall not be considered a Transferred Employee unless and until such Inactive Employee returns to active status pursuant to the following sentence, and notwithstanding anything herein to the contrary, Purchaser and its Affiliates shall only be responsible for Liabilities relating to the Inactive Employee from and after the date such Inactive Employee becomes a Transferred Employee. The employment of any Inactive Employee with Purchaser or one of its Affiliates, as applicable, shall be effective upon his or her return to active work, provided that the Inactive Employee reports to work with Purchaser or one of its Affiliates, as applicable, within fifteen (15) days after the end of any such approved leave and, to the extent permitted by applicable Law, in no event later than one hundred twenty (120) days following the Closing Date, and, as of such date, such Inactive Employee shall be a Transferred Employee. Each Transferred Employee shall be hired on an “at will” basis unless otherwise agreed by Purchaser.
(d)    The Sellers shall terminate, or shall cause to be terminated, the employment of all Transferred Employees effective as of the Closing or, with respect to any Inactive Employee who becomes a Transferred Employee after the Closing Date in accordance with Section 8.11(c), upon their return to active work with Purchaser or one of its Affiliates, as applicable. Subject to, and effective as of, the Closing, the Sellers hereby waive and release each of the Transferred Employees from any and all contractual, common law or other restrictions enforceable by the Sellers and their respective Affiliates on the employment, activities or other conduct of such individuals after their termination of employment with the Sellers except with respect to obligations related to confidentiality and trade secrets. Prior to the Closing Date, and to the extent necessary to implement this sentence, the Sellers shall cause to be taken all actions as may be reasonably required to amend any Employee Benefit Plan and take or cause to be taken all other action as may be reasonably required to provide that severance or separation payments shall not be payable to any Transferred Employee on account of such employee’s termination of employment with the Sellers and its Affiliates.
(e)    Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) Purchaser and the Sellers shall report on a predecessor/successor basis as set forth therein, (ii) the Sellers will not be relieved from filing a Form W-2 with respect to any Transferred Employees for any tax period ending immediately prior to the Closing Date and the tax year including the Closing Date with respect to the portion of such year that such Transferred Employee was employed by the Sellers and their Affiliates, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Transferred Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by the Sellers and their Affiliates.
(f)    Effective as of the Closing, Purchaser or one of its Affiliates shall assume sponsorship of each of the Employee Benefit Plans listed on Section 8.11(f) of the Seller Disclosure Schedule (the “Transferred Benefit Plans”), and any trusts, insurance policies or third-party administrator contracts related to the Transferred Benefit Plans shall be assigned to Purchaser or one of its Affiliates effective as of the Closing.
(g)    Purchaser shall be responsible for all workers’ compensation claims relating to any Transferred Employees if the incident or alleged incident giving rise to the claim occurred on or after the Closing Date. The Sellers shall be responsible for all workers’ compensation claims relating to any Transferred Employees if the incident or alleged incident giving rise to the claim occurred prior to the Closing Date.
(h)    With respect to any accrued but unused vacation or paid time-off benefits (“Accrued PTO”) to which any Transferred Employee is entitled pursuant to the vacation policy or other arrangement applicable to such Transferred Employee immediately prior to the Closing as reflected in the list of Employees made available to Purchaser pursuant to Section 5.14(a), Purchaser shall, or shall cause its Affiliate to, either (A) allow such Transferred Employee to use such Accrued PTO or (B) to the extent permitted by applicable Law, pay or cause Seller to pay any or all of the value of such Accrued PTO to such Transferred Employee in cash.
(i)    Nothing herein, express or implied, shall confer upon any other Persons (including any current or former employee of the Seller, Purchaser or any of their respective Affiliates) any rights or remedies hereunder, including any right to employment or continued employment for any specified period or continued participation in any Employee Benefit Plan or other benefit plan, or any nature or kind whatsoever under or by reason of this Agreement. Nothing herein restricts or precludes the right of Purchaser to terminate the employment of any Transferred Employee. Purchaser and the Sellers agree that the provisions contained herein are not intended to be for the benefit of or otherwise be enforceable by, any third party, including any current or former Employee or Service Provider.
8.12    Tax Matters.
(a)    The parties acknowledge and agree that, unless Purchaser, based on advice of counsel that the intended tax treatment described below is not appropriate, notifies the Sellers otherwise:
(i)    the Sale Hearing, Sale Order and this Agreement are intended to constitute a plan of reorganization within the meaning of section 368 and 354 of the Code and the transactions described herein, in combination with the subsequent liquidation of the Company are intended to constitute a plan of reorganization pursuant to section 368(a)(1)(G) of the Code;
(ii)    the transfers to Purchaser by the Sellers of the Purchased Assets are intended to constitute a reorganization under section 368(a)

(1)(G) of the Code pursuant to which Purchaser shall succeed to a tax basis in the Purchased Assets that is equal to the tax basis of the Sellers in such assets; and
(iii)    the surrender by the First Lien Lenders of the Credit Bid Obligations in exchange for Purchaser Membership Interests shall be treated by the parties for U.S. federal income Tax purposes as a distribution under section 354(a) of the Code by the Company.
(b)    In furtherance of the forgoing intended tax treatment, unless Purchaser, based on advice of counsel that the intended tax treatment is not appropriate, notifies Sellers otherwise, the parties agree that following the Closing:
(i)    the Company, as soon as reasonably (i) practical and to the extent permitted by the relevant bankruptcy court and regulatory authorities, shall liquidate and be dissolved in accordance with applicable state law and the Bankruptcy Code;
(ii)    none of the parties shall take any position on a Tax Return or otherwise, inconsistent with, and each of the parties shall make such Tax Return filings or elections consistent with (including, without limitation, any statements required to be made under Treasury Regulations section 1.368-3), the provisions of this Section 8.12, except as required by a change in Law taking place after the date of this Agreement;
(iii)    the board of directors of the Sellers and Purchaser shall, by resolution, approve the execution of this Agreement and expressly recognize its treatment as a “plan” of the Sellers and Purchaser for purposes of sections 368 and 354 of the Code, and the treatment of the transactions contemplated hereby as a reorganization under section 368(a)(1)(G) of the Code;
(iv)    on or prior to the Closing Date, the Sellers shall deliver to Purchaser all information in the possession of the Sellers and their Affiliates that is reasonably related to the determination of whether the transactions contemplated hereby constitute a reorganization under section 368(a)(1)(G) of the Code and, after the Closing, the Sellers shall promptly provide to Purchaser any newly produced or obtained information that is reasonably related to the determination of whether the transactions contemplated hereby constitute a reorganization under section 368(a)(1)(G);

(v)    on or prior to the Closing Date, the Sellers shall deliver to Purchaser all information in the possession of the Sellers and their Affiliates that is reasonably related to the determination of whether the transactions contemplated hereby qualify under section 382(l)(5) of the Code and if the transactions so qualify, to comply with section 382(l)(5) of the Code, and, after the Closing, the Sellers shall promptly provide to Purchaser any newly produced or obtained information that is reasonably related to the determination of whether the transactions contemplated hereby qualify under section 382(l)(5) of the Code and if the transactions so qualify, to comply with section 382(l)(5) of the Code;
(vi)    the Sellers shall provide Purchaser with a statement setting forth the adjusted Tax basis of the Purchased Assets and the amount of net operating losses and other material Tax attributes of the Sellers that are available as of the Closing Date and after the close of any taxable year of any Seller Entity that impacts the numbers previously provided;
(vii)    the Sellers shall provide Purchaser with an estimate of the cancellation of indebtedness income that the Sellers anticipate realizing for the taxable year that includes the Closing Date, and shall provide revised numbers after the close of any taxable year of any Seller that has an effect on this number; and
(viii)    Purchaser shall prepare and timely file all Tax Returns of the Sellers that relate to the period prior to the Closing Date due after the Closing Date.
8.13    Cooperation. The parties shall cooperate with each other to cause the Business to be orderly transitioned from the Sellers to Purchaser and to minimize the disruption to the Business resulting from the transactions contemplated hereby as reasonably requested by any party, including facilitating the transition of key customer and supplier relationships of the Business to Purchaser.
8.14    Release of Liens. Prior to the Closing, subject to the limitations of the Bankruptcy Case and the DIP Credit Agreement, the Sellers shall use their commercially reasonable efforts to pay or cause the payment of or otherwise obtain releases of claims that any Person may have for goods and/or services secured by a Lien on the Purchased Assets with respect to which such goods and/or services were furnished or rendered, including any claims for goods and/or services rendered in connection with any Wells or associated Production Facilities.
8.15    Purchaser Financing Cooperation. From the Effective Date through and until the Closing Date, the Sellers shall use their commercially reasonable efforts to (and shall use their commercially reasonable efforts to cause the Joint Venture to) cause their respective officers, employees and other Representatives to use their respective commercially reasonable efforts to assist Purchaser, its Affiliates and their respective Representatives in obtaining any financing necessary to fund the Business from and after the Closing, including by taking the following actions: (i) make senior management, Representatives and advisors of the Sellers reasonably available for meetings and due diligence sessions with prospective financing sources; (ii) cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence; and (iii) assist Purchaser in procuring credit agreements, hedging arrangements, notes, mortgages, pledge and security documents, landlord waivers, estoppels, consents, and approvals and other definitive financing documents or other requested certificates or documents (including solvency certificates to the extent required).
8.16    Successor Operator. The Sellers shall use their commercially reasonable efforts, subject to the existing provisions in the Joint Venture documents, to support Purchaser’s efforts to be appointed or cause Purchaser’s designee to be appointed the successor operator of each Well operated by a Seller, to the extent permitted under any applicable joint operating agreement, and as operator under the Pipeline Operating Agreement of the Joint Venture, and to designate and/or appoint by assignment, to the extent legally possible and permitted under any such applicable joint operating agreement, Purchaser or Purchaser’s designee as successor operator with respect to the Purchased Assets on or after the Closing Date.
8.17    Title Defects. Prior to the Closing Date, Purchaser shall be entitled to conduct due diligence on the Seller’s title to the Real Property. If, at any time prior to the Closing Date, Purchaser identifies any matters which, in Purchaser’s reasonable opinion, constitute Title Defects, Purchaser may, in its sole discretion, notify the Sellers of the Purchased Assets affected by such Title Defects (each, a “Title Defect Property”) and require that any such Title Defect Property be excluded from the Purchased Assets. Any Title Defect Property which Purchaser elects to exclude from the Purchased Assets shall be designated as an Excluded Asset and deemed to be an Excluded Asset for all purposes under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby, and any Liabilities associated with such Title Defect Property shall be designated as Excluded Liabilities and deemed to be Excluded Liabilities for all purposes under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby.
8.18    Environmental Defects. Prior to the Closing Date, Purchaser shall be entitled to conduct environmental due diligence on the Real Property. If, at any time prior to the Closing Date, Purchaser identifies any event, circumstance or condition which, in its reasonable opinion, constitutes an Environmental Defect, Purchaser may, in its sole discretion, notify the Sellers of the Purchased Assets (or portions thereof) affected by such Environmental Defect (each, an “Environmental Defect Property”) and require that any such Environmental Defect Property be excluded from the Purchased Assets.

Any Environmental Defect Property which Purchaser elects to exclude from the Purchased Assets shall be designated as an Excluded Asset and deemed to be an Excluded Asset for all purposes under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby, and any Liabilities associated with such Environmental Defect Property shall be designated as Excluded Liabilities and deemed to be Excluded Liabilities for all purposes under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby.
8.19    Preferential Purchase Rights and Consents to Assign
(a)    Within three (3) Business Days after the Bidding Procedures Order is entered by the Bankruptcy Court, the Sellers shall deliver to each holder of a Preferential Purchase Right a notice reasonably satisfactory to Purchaser (i) containing a copy of the Bidding Procedures Order, the motion seeking entry of the Bidding Procedures Order, this Agreement, the proposed Sale Order and the sale notice, (ii) informing such holder that such holder must submit a notice to the Sellers by the bid deadline of such holder’s intent to exercise its Preferential Purchase Right at the Auction, and (iii) seeking such holder’s consent to the assignment of such Purchased Asset(s) to Purchaser and/or the transactions contemplated hereby. If, following the Effective Date, Purchaser discovers a Preferential Purchase Right that is not set forth on Section 5.22 of the Seller Disclosure Schedule, Purchaser may, at its option, provide a written notice to the Sellers of such Preferential Purchase Right, and the Sellers shall deliver a written notice as described in the immediately preceding sentence to the holder of such Preferential Purchase Right.
(b)    If there are any Preferential Purchase Rights outstanding after the Auction Date, then within five (5) Business Days after the Final Allocation Statement is determined pursuant to Section 10.2, the Sellers shall deliver to each holder of a Preferential Purchase Right a notice that is in material compliance with the contractual provisions applicable to such Preferential Purchase Right, offering to sell to each such holder the Purchased Asset(s) that is the subject of such Preferential Purchase Right, in exchange for an amount not less than the Allocated Value of such Purchased Asset(s) or seeking such holder’s consent to the assignment of such Purchased Asset(s) to Purchaser and/or the transactions contemplated hereby. If, following the Auction Date, Purchaser discovers a Preferential Purchase Right that is not set forth on Section 5.22 of the Seller Disclosure Schedule, Purchaser may, at its option, provide a written notice to the Sellers of such Preferential Purchase Right, and the Sellers shall deliver a written notice as described in the immediately preceding sentence to the holder of such Preferential Purchase Right.
(c)    All Purchased Assets that are subject to Preferential Purchase Right(s) shall be transferred or assigned to Purchaser at the Closing and Purchaser shall take title to such Purchased Assets subject to such Preferential Purchase Right(s). In the event any holder of a Preferential Purchase Right exercises its Preferential

Purchase Right to consummate the purchase of the Purchased Asset(s) to which its Preferential Purchase Right applies, Purchaser shall be entitled to, and such holder shall pay to Purchaser, the proceeds generated from the exercise of such Preferential Purchase Right.
(d)    The provisions of this Section 8.19 shall only apply with respect to those Purchased Assets that are subject to Preferential Purchase Rights and that cannot be acquired by Purchaser free and clear of such Preferential Purchase Rights pursuant to the Bidding Procedures Order, the Sale Order and the Bankruptcy Code.
8.20    Suspense Accounts. At the Closing, the Sellers shall transfer to Purchaser suspense accounts maintained by the Sellers holding monies payable to royalty owners, mineral owners, and other Persons with an interest in pre-Closing production of Hydrocarbons from the Purchased Assets that the Sellers have been unable to pay because such Persons cannot be located, the identity of such Persons is unknown, or for any other reason. Purchaser agrees to indemnify, defend and hold the Sellers harmless from, and assume full responsibility for, the proper distribution of all suspense amounts delivered to Purchaser by the Sellers.
8.21    Waiver of Bulk Sales Laws. To the greatest extent permitted by applicable Law, Purchaser and the Sellers hereby waive compliance by Purchaser and the Sellers with the terms of any bulk sales or similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Sale Order shall exempt the Sellers and Purchaser from compliance with any such Laws.
8.22    Avoidance Actions. During the Bankruptcy Case, the Sellers shall not, and shall cause the other Seller Entities not to, commence, assign, convey or abandon any Avoidance Actions against any of the Sellers’ ordinary course vendors, contract counterparties, contractors, drillers, haulers and other suppliers of oil and gas related services.
8.23    Disbursing Agreement. Prior to the Closing, Purchaser will execute the Disbursing Agreement, pursuant to which the Disbursing Agent shall distribute the Purchaser Membership Interests and the Specified Membership Interest (which together shall represent 100% of the membership interests in Purchaser) and the Purchaser Note to the First Lien Lenders or their designated Affiliates (and, if any of the DIP Obligations are included in the Credit Bid Amount, to the DIP Lenders or their designated Affiliates) pursuant to this Agreement and the Disbursing Agreement.
ARTICLE IX
CONDITIONS TO CLOSING
9.1    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser, in whole or in part, to the extent permitted by applicable Law):
(a)    the representations and warranties of the Sellers contained in this Agreement that are not qualified by materiality or Seller Material Adverse Effect or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of the Sellers contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;
(b)    the Sellers shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the forgoing effect;
(c)    no Seller Material Adverse Effect shall have occurred with respect to the Business or Purchased Assets since the Effective Date;
(d)    at the Closing, Purchaser shall acquire at least seventy percent (70)% of the value of the operating assets of the Business as of the Petition Date and fifty percent (50)% of the value of the gross assets of the Business as of the Petition Date, excluding for the purposes of such determination, any Purchased Assets transferred, assigned or conveyed to Purchaser that are subject to Preferential Purchase Right(s); and
(e)    the Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.
9.2    Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers, in whole or in part, to the extent permitted by applicable Law):
(a)    the representations and warranties of Purchaser contained in this Agreement that are not qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all material respects on and as of the

Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and the Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser dated the Closing Date, to the foregoing effect;
(b)    Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, and the Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser dated the Closing Date, to the foregoing effect;
(c)    the Sellers’ cash on hand, including any amounts that can be borrowed under the DIP Credit Agreement, is equal to or greater than the Retained Cash; and
(d)    Purchaser shall have delivered to the Sellers all of the items set forth in Section 4.3.
9.3    Condition Precedent to Obligations of the Trustee. The obligation of the Trustee to surrender and release all or a portion of the Indenture Obligations, as contemplated by Section 3.1, is subject to the following condition:
(a)    the Trustee shall have received direction from the Required Lenders to surrender and release all or a portion of the Indenture Obligations, as contemplated by Section 3.1.
9.4    Conditions Precedent to Obligations of Purchaser, the Sellers and the Trustee. The respective obligations of Purchaser, the Sellers and the Trustee to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser, the Sellers and the Trustee, in whole or in part, to the extent permitted by applicable Law):
(a)    there shall not be in effect any Order by a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(b)    the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and not stayed and shall not have been reversed or modified since the date of entry; provided, however, that if (i) the order issued by the Bankruptcy Court would have qualified as a Sale Order but solely for a notice of appeal having been timely filed and (ii) the parties hereto are not stayed or enjoined from consummating the transactions contemplated hereby, then the condition set forth in this Section 9.4(b) shall be deemed satisfied unless Purchaser reasonably believes that the effect of such appeal could be materially adverse to the Purchased Assets considered as a going concern, the ability of Purchaser or any Affiliate thereof to commence and continue operation of the Business as a going concern using the Purchased Assets taken as a whole following the Closing or Purchaser’s contractual rights and benefits under this Agreement; and
(c)    the Bankruptcy Court shall have entered the Bidding Procedures Order.
9.5    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 9.1, 9.2, 9.3 or 9.4, as the case may be, if such failure was caused by such party’s failure to comply with or breach of any provision of this Agreement.
ARTICLE X
TAXES
10.1    Transfer Taxes. All documentary, stamp, transfer, motor vehicle registration, sales, use, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by Purchaser, regardless of the party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes. The Sellers and Purchaser shall consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other party.
10.2    Purchase Price Allocation.
(a)    Within five (5) days following the Auction Date and prior to the Closing Date, Purchaser shall prepare and deliver to the Sellers a schedule setting forth the allocation of the Purchase Price among the Purchased Assets of each Seller, pursuant to (and to the extent necessary to comply with) the Code and the applicable regulations promulgated thereunder (or any similar provision under applicable Law) (the “Proposed

Allocation Statement”) for the Sellers’ approval, such approval not to be unreasonably withheld, conditioned or delayed. The Sellers shall have five (5) days following the delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If the Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 10.2(a), the Proposed Allocation Statement shall be conclusive and binding on the parties and shall become the “Final Allocation Statement.” If the Sellers submit an Allocation Notice of Objection, Purchaser and the Sellers shall use their commercially reasonable efforts to agree on the allocation of the Purchase Price among the Sellers and the Purchased Assets of each Seller as promptly as practicable following receipt of such Allocation Notice of Objection, but in any event no later than five (5) days following receipt of such Allocation Notice of Objection. If the parties are unable to agree on an allocation within such five (5) day-period, the Proposed Allocation Statement, as amended to reflect those changes agreed to by the parties during such five (5) day-period, shall be the Final Allocation Statement. The portion of the Purchase Price allocated to each Purchased Asset pursuant to the Final Allocation Statement is referred to herein as the “Allocated Value” of such Purchased Asset.
(b)    The Sellers and Purchaser and their respective Affiliates shall report and file Tax Returns (including, but not limited to, IRS Form 8594 (if required under applicable Law) in all respects and for all purposes consistent with such allocation as determined pursuant to this Section 10.2. Neither the Sellers nor Purchaser shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law. The requirements of this Section 10.2(b) are subject to the provisions of Section 8.12.
10.3    Certain Periodic Non-Income Taxes.
(a)    With respect to any real or personal property or other periodic Taxes not based on income or receipts (“Periodic Non-Income Taxes”) that are assessed on, or in respect of, the Purchased Assets and attributable to any period that begins after the Closing Date, if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, and in any case within five (5) Business Days, Purchaser shall pay to such Seller the amount of such Periodic Non-Income Taxes paid by such Seller. With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period that ends on or prior to the Closing Date, if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller shall pay to Purchaser the amount of such Periodic Non-Income Taxes paid by Purchaser.
(b)    With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period which includes but does not end on the Closing Date (a “Straddle Period”): (i) if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, and in any case within five (5) Business Days, Purchaser shall pay to such Seller the amount of such Periodic Non-Income Taxes paid by such Seller that are attributable to the portion of such Straddle Period beginning after the Closing Date (the “Post-Closing Straddle Period”); and (ii) if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller shall pay to Purchaser the amount of such Periodic Non-Income Taxes paid by Purchaser that are attributable to the portion of such Straddle Period up to and including the Closing Date (the “Pre-Closing Straddle Period”). For purposes of this Section 10.3(b), the amount of Periodic Non-Income Taxes attributable to a Pre-Closing Straddle Period shall be based upon the ratio of the number of days in the Pre-Closing Straddle Period to the total number of days in the Straddle Period, and the amount of Periodic Non-Income Taxes attributable to a Post-Closing Straddle Period shall be based upon the ratio of the number of days in the Post-Closing Straddle Period to the total number of days in the Straddle Period.
(c)    The party that has the primary obligation to do so under applicable Law shall timely pay to the applicable Governmental Body any Periodic Non-Income Taxes covered by this Section 10.3.
10.4    Cooperation and Audits. Purchaser and the Sellers shall, and shall cause their respective Representatives and Affiliates to, cooperate fully with each other regarding Tax matters (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested, all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or any extension thereof or the conclusion of all Legal Proceedings with respect to such Taxes.
ARTICLE XI
MISCELLANEOUS
11.1    No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement and the Ancillary Agreements shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement and the Ancillary Agreements to be performed at or after the Closing shall survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each party hereto shall be liable to the other after the Closing for any breach thereof.
11.2    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, (a)

each of the Sellers shall bear its own expenses and (b) the Company shall bear the reasonable expenses of Purchaser, in each case incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and all proceedings incident thereto. This Section 11.2 shall not apply with respect to any costs or expenses incurred by the parties in connection with any action for a breach of this Agreement or any other agreement, document and instrument contemplated by this Agreement.
11.3    Injunctive Relief.
(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Ancillary Agreements (as applicable) were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement or the Ancillary Agreements (as applicable), and, accordingly, any party hereto shall be entitled to injunctive relief to prevent any such breach, and to specifically enforce specifically the terms and provisions of this Agreement or the Ancillary Agreements (as applicable), including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement or the Ancillary Agreements (as applicable). The rights set forth in this Section 11.3 shall be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement or the Ancillary Agreements (as applicable).
(b)    The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement or the Ancillary Agreements (as applicable) by Purchaser or the Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement or the Ancillary Agreements (as applicable) to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Purchaser or the Sellers, as applicable, under this Agreement or the Ancillary Agreements (as applicable) all in accordance with the terms of this Section 11.3.
11.4    Submission to Jurisdiction; Consent to Service of Process.
(a)    Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and shall receive notices at such locations as indicated in Section 11.8 hereof; provided, however, that if the Bankruptcy Cases have been closed pursuant to section 350 of the Bankruptcy Code, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8.
11.5    Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.
11.6    Entire Agreement; Amendments and Waivers. This Agreement (including the Seller Disclosure Schedule and Exhibits), the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
11.7    Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of Law thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable federal Law.

11.8    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile or email transmission (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case to the respective Persons at the following addresses, email addresses or facsimile numbers (or to such other address, e-mail address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Sellers, to:
GMX Resources Inc.
9400 Broadway Ext., Suite 600
Oklahoma City, OK 73114-7428
Facsimile: (713) 757-3900
Attention: Michael Rohleder
Email: mrohleder@gmxresources.com
With a copy (which shall not constitute notice) to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Facsimile: (713) 757-3900
Attention: David Zdunkewicz, Esq.
Email: dzdunkewicz@andrewskurth.com
Attention: David C. Buck, Esq.
Email: dbuck@andrewskurth.com
If to Purchaser, to:
GMXR Acquisition LLC
c/o U.S. Bank National Association
Nevada Financial Center
2300 W. Sahara, Suite 200
Las Vegas, Nevada 89102
Facsimile: 702-251-1657
Attention: Sandra Spivey, Vice President
Email: sandra.spivey@usbank.com

With copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 757-3900
Attention: Brian S. Hermann, Esq.
Email: bhermann@paulweiss.com
Attention: Jeffrey D. Marell, Esq.
Email: jmarell@paulweiss.com

McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
211 North Robinson
Oklahoma City, OK 73102-7103
Facsimile: (405) 228-7416
Attention: Steven W. Bugg, Esq.
Email: steven.bugg@mcafeetaft.com
If to the Trustee, to:

U.S. Bank National Association
Nevada Financial Center
2300 W. Sahara, Suite 200
Las Vegas, Nevada 89102
Facsimile: 702-251-1657
Attention: Sandra Spivey, Vice President
Email: sandra.spivey@usbank.com

With a copy (which shall not constitute notice) to:
Faegre Baker Daniels LLP
90 South Seventh Street, Suite 2200
Minneapolis, MN 55402
Facsimile: (612) 766-1600
Attention: Michael B. Fisco
Email: Michael.Fisco@faegrebd.com

11.9    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
11.10    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and except for the First Lien Lenders (and, if any of the DIP Obligations are included in the Credit Bid Amount, the DIP Lenders), who shall be express third party beneficiaries of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto (and in the case of any assignment by a Seller, such assignment shall also require the prior written consent of the Required Lenders) and any attempted assignment without the required consents shall be void; provided, however, that (a) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more of its Affiliates and (b) the Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Sellers or Purchaser shall also apply to any such assignee unless the context otherwise requires.
11.11    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the parties to this Agreement shall have any liability for any obligations or liabilities of the Sellers or Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the parties hereto, no other party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise. In no event shall any Person be liable to another Person for any remote, speculative or punitive damages with respect to the transactions contemplated hereby.

11.12    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.
11.13    No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.
11.14    Matters Related to the Trustee. The Trustee has executed this Agreement at the direction of the Required Lenders in order to facilitate the transactions contemplated hereby. Each of the parties hereto acknowledges and agrees that (i) none of the Sellers’ title to, control of or possession of any of the Purchased Assets, or any of the Sellers’ obligations in respect of any of the Assumed Liabilities, shall be transferred to or assumed by the Trustee and (ii) none of the Sellers’ title to, control of or possession of any of the Purchaser Membership Interests, the Specified Membership Interest or the Purchaser Note, or any of the Sellers’ or Purchaser’s obligations in respect of any of the Purchaser Membership Interests, the Specified Membership Interest or the Purchaser Note, shall be transferred to or assumed by the Trustee. Each of the Sellers and Purchaser, on behalf of itself and its respective Affiliates, acknowledges and agrees that (x) the Trustee is consulting with, and/or being directed by, the First Lien Lenders with respect to this Agreement and the transactions contemplated hereby and (y) neither the Trustee nor any of its Affiliates shall have any liability or other obligation in the event of any breach by Purchaser or any Seller of any of its representations, warranties, covenants, obligations or other agreements under this Agreement, including its obligations to consummate the transactions in accordance with the terms of this Agreement or any Ancillary Agreement, other than as a result of or arising out of the Trustee’s fraud, gross negligence or willful misconduct. Each of the Sellers and Purchaser, on behalf of itself and its respective Affiliates, further acknowledges and agrees that neither the Trustee nor any of its Affiliates shall in any way be deemed to be attributed or otherwise responsible for any of the representations, warranties, covenants, obligations or other agreements of Purchaser or the Sellers under this Agreement or any Ancillary Agreement, including any obligation of Purchaser or the Sellers hereunder to make payments of any kind, provide written approvals or make deliveries. Each of the Sellers and Purchaser, on behalf of itself and its respective Affiliates, further acknowledges and agrees that neither the Trustee nor any of its Affiliates shall have any liability or other obligation in respect of any action taken or not taken by the Trustee in connection with this Agreement or any Ancillary Agreement at the direction of the First Lien Lenders, other than as a result of or arising out of the Trustee’s fraud, gross negligence or willful misconduct.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

GMX RESOURCES INC.

By:	/s/ Ken Kenworthy, Jr.
Name: Title:	Ken Kenworthy, Jr. Chief Executive Officer and Chairman of the Board

ENDEAVOR PIPELINE INC.

By:	/s/ James A. Merrill
Name: Title:	James A. Merrill Secretary, Vice President

DIAMOND BLUE DRILLING CO.

By:	/s/ James A. Merrill
Name: Title:	James A. Merrill Secretary, Vice President

GMXR ACQUISITION LLC

By:	/s/ Sandra Spivey
Name: Title:	Sandra Spivey President

U.S. BANK NATIONAL ASSOCIATION exclusively in its capacity as Trustee and Collateral Agent for the First Lien Lenders

By:	/s/ Sandra Spivey
Name: Title:	Sandra Spivey Vice President

[Signature Page to Asset Purchase Agreement]